                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-31765
PROSPECTUS

                                     [LOGO]
                                3,000,000 SHARES

                      HOSPITALITY WORLDWIDE SERVICES, INC.

                                  COMMON STOCK
                                 --------------

    ALL OF THE 3,000,000 SHARES (THE "SHARES") OF COMMON STOCK, $.01 PAR VALUE (THE "COMMON STOCK") OFFERED HEREBY (THE "OFFERING") ARE BEING SOLD BY HOSPITALITY WORLDWIDE SERVICES, INC. (THE "COMPANY"). THE COMMON STOCK WAS FORMERLY QUOTED ON THE NASDAQ SMALLCAP MARKET ("NASDAQ") UNDER THE SYMBOL "ROOM." ON SEPTEMBER 17, 1997, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON NASDAQ WAS $10.25. SEE "PRICE RANGE OF COMMON STOCK." THE COMMON STOCK IS CURRENTLY LISTED ON THE AMERICAN STOCK EXCHANGE (THE "AMEX") UNDER THE SYMBOL "HWS."

                              -------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN
          MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       PRICE TO     UNDERWRITING    PROCEEDS TO
                                                                        PUBLIC       DISCOUNT(1)     COMPANY(2)
                                                                    --------------  -------------  --------------
PER SHARE.........................................................  $        10.25   $      0.72   $         9.53
TOTAL (3).........................................................  $   30,750,000   $ 2,152,500   $   28,597,500

--------------

(1) The Company has agreed to indemnify the several underwriters identified elsewhere herein (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $450,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $35,362,500, $2,475,375 and $32,887,125, respectively. See "Underwriting."

                             ---------------------

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE UNDERWRITERS, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ISSUED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL FOR

THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE COMMON STOCK WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT SEPTEMBER 23, 1997, IN NEW YORK, NEW YORK.

                              -------------------

                           Jefferies & Company, Inc.

SEPTEMBER 18, 1997

    [PICTURES OF FOUR HOTELS FOR WHICH THE COMPANY PERFORMED RENOVATION AND
                             PROCUREMENT SERVICES]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL STATEMENTS, EACH INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION HEREIN ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THE TERM "COMPANY" MEANS, UNLESS THE CONTEXT REQUIRES OTHERWISE, HOSPITALITY WORLDWIDE SERVICES, INC. AND ITS SUBSIDIARIES. IT SHOULD BE NOTED THAT SMITH TRAVEL RESEARCH HAS NOT PROVIDED ANY FORM OF CONSULTATION, ADVICE OR COUNSEL REGARDING ANY ASPECTS OF, AND IS IN NO WAY WHATSOEVER ASSOCIATED WITH, THE PROPOSED OFFERING. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                                  THE COMPANY

    Hospitality Worldwide Services, Inc. has evolved over the past two years from a narrowly focused lighting fixture design, manufacturing and installation company formerly known as Light Savers U.S.A., Inc., into one of the leading providers of a broad range of outsourcing services to the hospitality industry. These services include hotel renovation, procuring hotel furniture, fixtures and equipment ("FF&E") and reordering hotel operating supplies and equipment ("OS&E"). This rapid evolution resulted from two primary factors: (i) the acquisition of the assets comprising the business of Hospitality Restoration and Builders, Inc. ("HRB") and the acquisition of The Leonard Parker Company ("LPC"), including its then subsidiary, Parker Reorder Corporation ("Parker Reorder") and (ii) the Company's disposition of its lighting business. The Company's total revenues increased from $5.0 million in 1995 to $24.4 million in 1996 ($83.1 million on a pro forma basis after giving effect to the acquisition of LPC). The Company's earnings increased from a net loss applicable to common shareholders of $1.1 million in 1995 to net income applicable to common shareholders of $1.8 million in 1996 ($1.4 million on a pro forma basis after giving effect to the acquisition of LPC). See "--Summary Historical and Pro Forma Financial Information" and "Selected Historical and Pro Forma Financial Data."

    HRB has performed a wide variety of renovation services for the hospitality industry for over 18 years. Founded in 1969, LPC provides procurement services to hotel owners, operators and developers in over 40 countries and over 40 states. The original founders of both HRB and LPC continue to manage these businesses. Parker Reorder offers hotel properties the ability to order, on an as needed basis, any and all OS&E products used by such properties. The Company is enhancing its reorder business with a new proprietary software product ("Parker FIRST"), which allows clients to reorder OS&E and other products on-line and will provide such clients with access to forecasting and product evaluation capabilities. Headquartered in New York, New York and with offices in Coral Gables, Florida; Los Angeles, California; Singapore; Dubai, United Arab Emirates and Sandton, South Africa, the Company is well-situated to meet client needs around the globe.

                               LINES OF BUSINESS

    RENOVATION. The Company provides a complete package of high quality renovation services to the hotel industry ranging from pre-planning, value-engineering and scope preparation of a project to performing the renovation and delivering furnished rooms. For more than 18 years, the Company's renovation division has been delivering high quality renovations on time and within budget and is currently working on third- and fourth- generation projects for a number of its clients. The Company distinguishes itself from its competitors by striving to keep a hotel fully operational as renovations are performed, with minimal inconvenience to guests or interruptions to hotel operations. Almost all of the Company's renovation projects involve interior cosmetic improvements such as new paint, vinyl and carpeting. According to a recent industry report, approximately 55 percent of hotel executives placed upgrading existing facilities as a top priority. The Company's renovation clients include FelCor Suite Hotels, Inc., Chartwell Leisure, The Griffin Group, Prime Hospitality Group and The Getty's Group.

    PROCUREMENT. The Company procures FF&E products for hotel owners, operators and developers, including carpeting, bedding, casegoods, wallcovering, artwork and decorative lighting, as well as OS&E products, including china, glassware, kitchen supplies, linens, flatware, uniforms and guestroom amenities, to meet initial hotel operating requirements. As part of this service, the Company prepares budgets, negotiates pricing and payment terms with manufacturers, issues purchase orders and oversees shipping, delivery and installation services in connection with both new hotels and major renovations. Worldwide contacts with over 3,500 vendors and the Company's substantial buying power enable it to offer its customers exceptional quality and competitive pricing. LPC purchased approximately $305.0 million of products for its clients in 1996, making it the second largest purchasing agent for the hospitality industry in the United States ranked by sales volume. Recently completed projects include The Grand Hyatt and The New York Palace in New York, New York; The Loews Hotel in Miami Beach, Florida; The Atlantis Resort in Paradise Island, Bahamas; The Hilton International in Sandton, South Africa and The Windsor Hotel & Casino in Ontario, Canada.

    REORDER. The Company acts as purchasing agent for hotels in connection with recurring orders of OS&E products, paper and stationery, chemicals and engineering supplies. The Company has completed the development of the initial version of Parker FIRST, an automated reorder software package, and plans to initiate beta testing during September 1997 and commercially introduce the product in the first quarter of 1998. Parker FIRST provides a single hotel property or group of related hotel properties with a streamlined on-line ordering, forecasting and product evaluation system. In addition, Parker Reorder, through Parker FIRST, provides information regarding existing and new products, order processing, status of orders, receipt of merchandise, invoicing and associated financial data. Parker FIRST will simplify the ordering process and provide detailed daily and historical patterns of use. The Company believes that as Parker FIRST achieves commercial success, the Company's reorder business will represent a growing percentage of the Company's overall earnings. See "Risk Factors--Risks Associated with Development of Parker FIRST."

                               INDUSTRY DYNAMICS

    According to recently published data, the United States hospitality industry alone consists of approximately 45,000 properties offering approximately 3.4 million rooms for daily rental. The hospitality industry as a whole has experienced five consecutive years of growth in which the demand for rooms has outpaced the growth in the supply of rooms. Industry analysts predict that this growth will continue in the near future. According to Smith Travel Research, the combination of increasing revenues, resulting from both higher occupancies and higher average daily rates, and improving operating efficiencies at the property level have resulted in dramatic increases in industry profitability. The forecasted continued high demand for hotel rooms resulting from the strong business climate coupled with recent record industry profits and availability of capital to the hospitality industry is expected to continue to fuel the demand for the Company's services.

    Based upon the Company's experience, hotels generally require refurbishing every five to seven years. In addition, it is common practice in the hospitality industry for operating entities to allocate funds annually for ongoing maintenance and renovation. The Company believes that the need for renovation services, combined with record profits in the hospitality industry, will continue to provide numerous renovation opportunities. In addition, as a result of the downturn in the hospitality industry in the late 1980's, many corporate hotel chains downsized, eliminating significant numbers of technical personnel. As a result, hotels are finding it necessary to outsource more of their renovation and procurement needs.

                               BUSINESS STRATEGY

    It is the Company's goal to further its position as one of the leading providers of renovation and procurement services for the hospitality industry on a global basis. To that end, the Company intends to:

    - leverage the synergies that exist between its procurement, renovation and reorder businesses by cross selling its services and pursuing referrals. For example, the Company obtained renovation projects at The Grand Hyatt Hotel and The Roosevelt Hotel in New York, New York directly as a result of its performance on procurement projects for the same hotels;

    - take advantage of the recent consolidation in the hospitality industry by forming additional strategic alliances with both domestic and international chains and franchised hotels, as well as major management companies with a global presence;

    - seek additional opportunities to complement and expand its existing businesses, including (i) entering into joint venture projects that allow the Company to leverage its broad range of services and (ii) achieving market penetration of Parker FIRST. The Company is also considering entering into hotel development and has entered into discussions with respect to development opportunities on a contract fee basis; and

    - take advantage of the fragmentation in the industry by acquiring and consolidating hospitality related businesses throughout the country. Many of these businesses are small, closely-held or family owned operations which would benefit from the Company's resources, experience and substantial customer base.

                              APOLLO JOINT VENTURE

    In May 1997, the Company entered into a joint venture (the "Apollo Joint Venture") with Apollo Real Estate Advisors II, L.P. ("Apollo") and Watermark Limited LLC ("Watermark LLC") to identify, acquire, renovate, refurbish and sell hotel properties. The Company will perform all of the renovation and procurement services for each of the properties purchased by the Apollo Joint Venture. In addition, the Company will receive a five percent equity interest in each of the entities formed to purchase such properties in exchange for its contribution of five percent of the total equity required to acquire, renovate and sell such properties. The Apollo Joint Venture has entered into an agreement to acquire the Warwick Hotel in Philadelphia, Pennsylvania, has entered into a letter of intent to purchase a hotel property in Richmond, Virginia, and has identified an additional hotel property and is actively negotiating for the acquisition thereof. Following the closing of the Warwick transaction, the Company will fully renovate and refurbish the Warwick Hotel pursuant to a contract with the Apollo Joint Venture operating entity which is expected to generate approximately $14 million of renovation revenues for the Company. The Warwick transaction is scheduled to close on or before September 28, 1997 but is subject to a number of conditions. There can therefore be no assurance that this transaction will close by such date or at all. In addition, there can be no assurance that the Apollo Joint Venture will enter into a definitive agreement for the Richmond hotel or that such transaction will be consummated on terms favorable to the Company or at all.

    The Company's headquarters are located at 450 Park Avenue, Suite 2603, New York, New York 10022, and its telephone number is (212) 223-0699.

                                  THE OFFERING

Common Stock offered by the Company..........  3,000,000 shares

Common Stock to be outstanding after the
Offering.....................................  10,814,739 shares(1)

Use of Proceeds..............................  For repayment of certain indebtedness, additional investment in Parker FIRST,
                                               funding of the Company's capital contribution
                                               to the projects that may be undertaken in
                                               respect of the Apollo Joint Venture and
                                               general corporate purposes, including
                                               potential acquisitions and development
                                               activities, and working capital. See "Use of
                                               Proceeds."

Risk Factors.................................  The purchase of the Shares offered hereby involves a high degree of risk. Prospective
                                               investors should review carefully and
                                               consider the information set forth under
                                               "Risk Factors."

AMEX Symbol..................................  HWS

------------------------

(1) Does not include: (i) as of June 30, 1997 (a) 50,000 shares of Common Stock issuable upon exercise of outstanding options granted to an executive officer of the Company; (b) 50,000 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1994 Non-Statutory Stock Option Plan (the "1994 Plan"); (c) 1,162,500 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1996 Stock Option Plan (the "Employee Plan"); (d) 100,000 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1996 Outside Directors' Stock Option Plan (the "Directors' Plan"); (e) 41,666 shares of Common Stock issuable upon exercise of outstanding warrants granted to the underwriter in connection with the Company's initial public offering; and (f) 300,000 shares of Common Stock issuable upon exercise of an outstanding option granted to Resource Holdings Associates, L.P. ("Resource Holdings"); (ii) 750,000 shares of Common Stock issuable upon exercise of an outstanding warrant granted to Apollo in connection with the Apollo Joint Venture (which is currently exercisable as to 250,000 shares); (iii) 1,000,000 shares of Common Stock (subject to upward adjustment to a maximum of 5,000,000 shares in the event that the market price of the Common Stock is below $5.00 at the time of conversion) issuable upon conversion of the LPC Preferred (as hereinafter defined); and (iv) shares of Common Stock in an amount equal to 2.5% of the outstanding Common Stock on a fully diluted basis after the completion of the Offering issuable upon exercise of warrants to be granted to Jefferies & Company, Inc. (the "Jefferies' Warrants").

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The summary historical and pro forma financial information set forth below is derived from the consolidated financial statements appearing elsewhere in this Prospectus. The consolidated financial statements of Hospitality Worldwide Services, Inc. and Subsidiary as of December 31, 1995 and 1996 and for the years then ended have been audited by BDO Seidman, LLP, independent certified public accountants. The information as at and for the six-month periods ended June 30, 1996 and 1997 is unaudited and, in the opinion of management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods. The results for the six months ended June 30, 1997 are not necessarily indicative of the results for the full year. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been obtained had the transaction reflected therein been consummated on the dates indicated. During the periods presented below, the Company consummated the acquisition of its renovation, purchasing and reorder businesses and disposed of its lighting business. Consequently, the summary historical and pro forma financial information presented below may not be comparable for the periods presented. The summary historical and pro forma financial information should be read in conjunction with such financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                    YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                               ----------------------------------  -------------------------------------

                                                                       PRO FORMA                 PRO FORMA
                                                 1995        1996       1996(1)       1996        1996(1)       1997
                                               ---------  ----------  -----------  -----------  -----------  -----------


                                                                      (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)

STATEMENT OF OPERATIONS DATA:

Revenues.....................................  $4,980,291 $24,367,112 8$3,067,724   $9,416,764  3$6,823,122  3$7,707,498

Cost of revenues.............................  3,823,779  18,289,924  70,171,807    6,990,707   31,121,935   29,694,278

Selling, general and administrative
  expenses...................................  1,619,189   3,218,520  10,309,525    1,418,151    4,158,922    6,259,562

Other income (expense).......................    107,250     (24,960)    215,719        2,706      152,616     (114,769)

Income (loss) from continuing operations.....   (380,427)  1,907,383   1,735,165      738,959    1,044,931      821,573

Loss from discontinued operations............   (735,542)    (64,705)     --           --           --           --

Dividends on preferred shares................     --          --         300,000       --          150,000      150,000

Net income (loss) applicable to common
  shareholders...............................  (1,115,969)  1,842,678  1,435,165      738,959      894,931      671,573

Net income (loss) per share from continuing
  operations.................................  $   (0.07) $     0.27   $    0.17    $    0.11    $    0.11    $    0.07

Loss per share from discontinued
  operations.................................      (0.13)      (0.01)     --           --           --           --

Net income (loss) per share..................  $   (0.20) $     0.26   $    0.17    $    0.11    $    0.11    $    0.07

Weighted average number of common equivalent
  shares outstanding.........................  5,653,052   7,192,361   8,442,361    7,027,990    8,277,990    9,105,219

                                                                                          JUNE 30, 1997
                                                                                ---------------------------------

                                                                                  ACTUAL       AS ADJUSTED(2)
                                                                                ----------  ---------------------

BALANCE SHEET DATA:

Current assets................................................................  $18,205,111      $41,657,611

Total assets..................................................................  39,458,382        62,910,882

Working capital (deficit).....................................................    (902,108)       27,245,392

Total current liabilities.....................................................  19,107,219        14,412,219

Total stockholders' equity....................................................  20,252,149        48,399,649

------------------------

(1) Gives effect to the acquisition of LPC by the Company as if such acquisition had occurred on January 1, 1996. The amounts in the pro forma columns reflect adjustments for amortization of goodwill, officers' compensation, interest income, taxes and dividends on preferred shares.

(2) As adjusted to reflect the issuance of 3,000,000 shares of Common Stock offered by the Company hereby at a public offering price of $10.25 per share, including 1,000,000 shares from the Company's treasury, and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

RECENT CHANGE OF BUSINESS FOCUS

    The Company's historical results of operations do not reflect combined operations relating to its current lines of business for a significant period of time and such results may not be indicative of the Company's future results of operations. In August 1995, the Company acquired substantially all of the assets and business and assumed certain liabilities of AGF Interior Services, Inc., doing business as Hospitality Restoration and Builders ("AGF"), a company that provided renovation services to the hospitality industry. In February 1996, the Company disposed of its lighting business, which prior to the acquisition of the assets of AGF, was its only operating business. In January 1997, the Company acquired 100% of the outstanding capital stock of LPC. In May 1997, the Company entered into the Apollo Joint Venture. These businesses represent a substantial change from the Company's original line of business, designing, manufacturing and installing energy-efficient lighting fixtures for the hospitality industry. Management and other key personnel may not have the depth of expertise required to manage such a substantial change in business focus. If the Company's efforts are not successful, the Company's results of operations could be materially adversely affected. See "Selected Historical and Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH

    The Company has recently experienced and is expected to continue to experience growth in the scope of its operations. The Company will need to hire additional financial, human resources and sales and marketing personnel. This growth will result in increased responsibilities for management and may place a strain on the Company's operational, financial and other resources. There can be no assurance that the Company will be able to achieve or manage any such growth effectively. Failure to do so could have a material adverse effect on the Company. See "Business."

HISTORY OF LOSSES AND RECENT RESULTS

    For the year ended December 31, 1996, the Company had net income applicable to common shareholders of $1,842,678 and pro forma net income applicable to common shareholders of $1,435,165, compared to a net loss of $1,115,969 for the year ended December 31, 1995. The Company's net income applicable to common shareholders for the six months ended June 30, 1997 was $671,573. During that same period, the Company recognized increased renovation revenues of $780,183 without any increase in associated costs as a result of renegotiating a renovation contract with Watermark LLC, the general partner of the Company's principal shareholder. If this renovation contract had not been renegotiated, net income applicable to Common Shareholders for the six months ended June 30, 1997 would have been approximately $230,000. See "--Control by Certain Shareholders," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Certain Transactions." There can be no assurance that the Company's operations will continue to be profitable or that any positive cash flow generated by the Company's operations will be sufficient to meet the Company's future cash and operational requirements. See "Selected Historical and Pro Forma Financial Information."

COMPETITION

    Servicing the hospitality industry is a highly competitive business, with competition based largely on price and quality of service. In its renovation business, the Company primarily competes with small, closely-held or family owned businesses. In its purchasing and reorder businesses, the Company competes with other independent procurement companies, hotel purchasing companies and food service distribution companies. With respect to Parker FIRST, the Company expects competition from a number of hotel management companies, hotel companies, franchise operators and other entities who are pursuing the development of software systems that attempt to provide on-line procurement services. There is no single competitor or small number of competitors that is or are dominant in the Company's business areas. However, some of the Company's competitors and potential competitors possess substantially greater financial, personnel, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully. See "Business--Competition."

NEED FOR ADDITIONAL FINANCING

    Management believes that the Company's current cash, cash equivalents and lines of credit, together with the proceeds from this Offering, will be sufficient to enable the Company to carry out its business objectives for the next 18 months. Thereafter, the Company will be dependent upon its ability to generate cash flows from operations sufficient to meet its obligations as they become due, to fund its working capital needs and to fund any acquisitions or investments in joint ventures. Unless the Company can generate cash flows from operations sufficient to fund these requirements, the Company will be required to obtain additional financing to continue to implement its business strategies. As part of its business strategy, the Company plans to pursue acquisitions of renovation businesses and make additional investments in connection with the Apollo Joint Venture. To the extent the Company consummates any such acquisitions in the next 18 months or must contribute funds to joint venture projects in excess of the amount contemplated by "Use of Proceeds," the Company will need to raise additional capital. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all. Any inability by the Company to obtain additional financing, if required, will have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISK OF JOINT INVESTMENT

    The Apollo Joint Venture may be terminated by either the Company, Apollo or Watermark LLC at any time after May 2002 upon 180 days' prior written notice. Apollo will have complete discretion over the approval and the terms of each project presented to the Apollo Joint Venture. Each project will be governed by a separate operating agreement. Each operating agreement in respect of the development companies formed to purchase, renovate and sell hotel properties pursuant to the Apollo Joint Venture will provide that Apollo, as the majority in interest member, may request that each member provide additional capital for a specific project. In the event that the Company is unable to meet such capital request, its interest in such project will be decreased by the amount which the other members contribute pursuant to such capital request, as well as an additional penalty amount. Further, if the Company were to pursue the opportunity to acquire a hotel during the next five years, it would be required to first present such opportunity to Apollo.

    In addition to Apollo's discretion over projects in which the Apollo Joint Venture will participate, the operating companies formed in respect of each project will be controlled by Apollo as the majority member in interest and Apollo and Watermark LLC as managers. The risk is present in this joint venture, and in other joint ventures in which the Company may subsequently determine to participate, that the other joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or the Company. Moreover, if Apollo were unable to meet its economic or other obligations to the venture, the Company could be required to fulfill those obligations. The operating agreements will also impose certain limitations on transferability of interests, including the right of members holding in the aggregate a majority of the interests of the operating company to force any other member to sell its interest upon a transfer by such members of their interests. In light of the substantial limitations on the Company's discretion with respect to the Apollo Joint Venture, there can be no assurance that it will prove to be a successful joint venture for the Company. See "Business--Apollo Joint Venture."

RISKS ASSOCIATED WITH DEVELOPMENT OF PARKER FIRST

    The growth of the Company's reorder business depends largely on the successful introduction and subsequent market penetration of Parker FIRST. The Company plans to initiate beta testing this software in September 1997 and there can be no assurance that the product will be successfully implemented on the Company's proposed timetable or that, once introduced, Parker FIRST will be commercially successful. Significant flaws in the software or delays in implementation would have a material adverse effect on the Company. In addition, there can be no assurance that the Company's competitors will not develop software products that are substantially equivalent or superior to Parker FIRST.

LIMITED INTELLECTUAL PROPERTY PROTECTION

    The Company believes that the proprietary nature of Parker FIRST is critical to the success of such software. There can be no assurance that the steps taken by the Company to deter misappropriation of its proprietary information will be adequate or that the Company will be able to take appropriate steps to enforce intellectual property rights. Further, the laws of many foreign countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States. The failure of the Company to protect its proprietary information could have a material adverse effect on the Company.

HOTEL RENOVATION RISKS

    The Company provides renovation services to its clients on a fixed price basis. As a result, the Company is exposed to certain risks, including the possibility of unforeseen construction costs and delays due to various factors such as the inability to obtain regulatory approvals, inclement weather, fires, acts of nature and labor or material shortages. Such unanticipated delays and expenses, should they materialize, could affect the Company's results of operations and its reputation and impair its ability to obtain additional renovation work and could have a material adverse effect on the Company.

DEPENDENCE UPON AVAILABILITY OF QUALIFIED LABOR

    The Company's ability to provide renovation services successfully to the hospitality industry depends upon its ability to hire local contractors and laborers in the areas where it provides such renovation services. The Company is dependent upon the availability of a local labor force, which is affected by prevailing wages, weather and local economic conditions and there can be no assurance that such supply will be adequate to meet the Company's requirements or that such supply can be obtained at wage levels satisfactory to the Company.

    Parker FIRST will require substantial software development and technical support to complete the development and the deployment of the product and to support it once it is in place. The Company faces intense competition for software development and technical support personnel from other entities. There can be no assurance that the Company will be successful in hiring and retaining such key personnel.

SUPPLIER RELATIONSHIPS

    The Company's purchasing arrangements with suppliers of hospitality-related products are by purchase order and terminable at will by either party. There can be no assurance that any of the Company's supplier relationships will not be terminated in the future. While the Company has been able to obtain products on a timely basis in the past, the Company is subject to the risk that it will be unable to purchase sufficient products to meet its clients' requirements. Any shortages or delays in obtaining these products could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    A portion of the Company's revenues is derived from international sales and the Company's business strategy involves expanding its international operations. There are certain risks inherent in conducting business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariff and other trade barriers, difficulties in staffing and managing foreign operations, different employment laws and practices in foreign countries, longer payment cycles, political instability, exposure to currency fluctuations, exchange rates, imposition of currency exchange controls, potentially adverse tax consequences and country-specific product requirements, any of which could adversely effect the success of the Company's international operations. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company.

CONTROL BY CERTAIN SHAREHOLDERS

    Upon completion of the Offering, Watertone Holdings, L.P. ("Watertone") will beneficially own 1,800,000 shares or 16.64% of the outstanding Common Stock. See "Principal Shareholders." Robert Berman, the President and Chief Executive Officer of the Company, is a director of Watermark LLC, the general partner of Watertone. The Parker family controls 1,250,000 shares or 11.6% of the outstanding Common Stock and 200,000 shares of LPC Preferred, each of which are entitled to 4.17 votes. The Parker family, as holders of LPC Preferred are entitled to (i) vote on all matters submitted to the holders of the Common Stock and/or directors; and (ii) elect two directors to the Company's Board of Directors at any time that any of the LPC Preferred is outstanding. Accordingly, each of Watertone, Watermark LLC, Mr. Berman and the Parker family will be able to influence (in addition to Mr. Berman's, Leonard Parker's and Douglas Parker's influence as officers and/or directors) the affairs of the Company, including the election of directors and other matters requiring shareholder approval.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 10,814,739 shares of Common Stock issued and outstanding. Of these shares, a total of 6,696,168 shares of Common Stock (including the 3,000,000 shares offered hereby) will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act (who would be required to sell under Rule 144 under the Securities Act). The remaining 4,118,571 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares").

    The Company's officers and directors and Watertone, who beneficially own an aggregate of 2,564,666 shares of Common Stock (together with an aggregate of 1,365,000 shares of Common Stock underlying outstanding options), and the Company have agreed that, without the prior written consent of Jefferies, he, she or it will not, during the period ending 180 days after the date of the Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, whether any such transaction described in clause
(i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Jefferies may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

    No predictions can be made as to the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities in the future. See "Shares Eligible for Future Sale."

POSSIBLE ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK; POTENTIAL DILUTION OF COMMON
  STOCK OR INTEREST IN PARKER REORDER

    The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 3,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders. As of the date of this Prospectus, 200,000 shares of 6% Redeemable Convertible Preferred Stock (the "LPC Preferred") are outstanding, which shares were issued as partial consideration for the acquisition of LPC. Although the Company currently has no plans for the issuance of additional shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. The ability of the Board of Directors to issue Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management and, as a result, could prevent the shareholders of the Company from being paid a premium over the market value for their shares of Common Stock. If the Company fails to redeem the LPC Preferred upon the request of the holders thereof at any time after January 10, 2002, the holders of LPC Preferred will be entitled to elect a majority of the members of the Board of Directors. At any time between January 10, 1998 and January 10, 2000, the holders of the LPC Preferred will have the right to convert such stock into either (i) 1,000,000 shares of Common Stock (subject to upward adjustment to a maximum of 5,000,000 shares in the event that the market price of the Common Stock is below $5.00 at the time of conversion) or (ii) 9.8% of the capital stock of Parker Reorder. If the holders exercise the option to convert the LPC Preferred into shares of Common Stock, holders of Common Stock will experience dilution. If the holders exercise the option to convert the LPC Preferred into 9.8% of the capital stock of Parker Reorder, the Company's equity ownership in Parker Reorder will be reduced. The holders of LPC Preferred also have the right, as long as the LPC Preferred is outstanding, to receive 20% of the cumulative net profits of Parker Reorder, measured from January 1, 1997. See "Description of Securities-- Description of Preferred Stock."

DILUTION

    Purchasers of the Common Stock in the Offering will experience immediate and substantial dilution of $7.53 per share in the net tangible book value per share of the Common Stock as of June 30, 1997.

NO DIVIDENDS

    The Company has never paid a dividend on its Common Stock and does not intend to pay any dividends on its Common Stock in the foreseeable future. In addition, the Company is restricted from paying or declaring any dividends on any capital stock other than the LPC Preferred, so long as such LPC Preferred is outstanding. See "Dividend Policy."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends and known uncertainties. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "the Company believes" and similar words or phrases. The Company cautions the reader that actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including, without limitation, factors discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, including, without limitation, changes in the Company's business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Shares offered by the Company hereby at a public offering price of $10.25 per share, after deducting underwriting discounts and expenses payable by the Company, are estimated to be $28,147,500 ($32,437,125 if the Underwriters' over-allotment option is exercised in full).

    Of the net proceeds, the Company intends to use $2.2 million to repay a note which bears interest at a rate of 12% per annum and is due on November 16, 1997; $2.5 million to repay borrowings under the Company's lines of credit which bear interest at a rate of prime plus .25% to .5% per annum; $5.0 million for additional investment in Parker FIRST and the expenses relating to marketing and hiring of additional personnel in connection therewith; approximately $4.0 million to fund its equity interest in certain entities to be formed to acquire hotel properties in respect of the Apollo Joint Venture; and approximately $14.4 million for general corporate purposes, including potential acquisitions and development activities, and working capital. While the Company is currently considering a number of potential acquisitions of hospitality related service companies, there are no agreements with respect to any acquisition and there can be no assurance that the Company will enter into any such agreements or consummate any such acquisitions.

    The allocation of the net proceeds of the Offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. The Company reserves the right to reallocate these proceeds within the above-mentioned categories or to other purposes if management believes it is in the Company's best interests.

    Any additional net proceeds realized from the exercise of the Underwriters' over-allotment option (up to approximately $4,289,625) will be added to the Company's working capital.

    Pending application of the net proceeds of the Offering, the Company intends to invest such net proceeds in short-term, interest-bearing, investment grade securities.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock was formerly quoted on Nasdaq under the symbol "ROOM." The following table sets forth, for the periods indicated, the high and low bid prices for the Common Stock as reported on Nasdaq. Quotations reflect prices between dealers, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                                                                                           HIGH BID LOW BID
                                                                                                           -------- -------
1995
    1st Quarter..........................................................................................   $  2 1/4   $1 1/4
    2nd Quarter..........................................................................................   $  2 1/2   $  3/4
    3rd Quarter..........................................................................................   $  2 3/8   $1 7/16
    4th Quarter..........................................................................................   $  2 5/16  $1 1/16
1996
    1st Quarter..........................................................................................   $  1 11 16 $  1/2
    2nd Quarter..........................................................................................   $  2 3/16  $1 3/8
    3rd Quarter..........................................................................................   $  3 3/8   $1 1/2
    4th Quarter..........................................................................................   $  7       $2 7/16
1997
    1st Quarter..........................................................................................   $  8 9/16  $5 7/8
    2nd Quarter..........................................................................................   $  9 1/16  $5 5/16
    3rd Quarter (through September 17)...................................................................   $ 10 1/2   $7 3/8

    On September 17, the last reported sale price of the Common Stock on Nasdaq was $10.25. As of September 17, 1997, the Company had 55 holders of record of its Common Stock. The Common Stock is currently listed on the AMEX under the symbol "HWS."

                                DIVIDEND POLICY

    The Company has not declared or paid any dividends on the Common Stock and does not intend to declare or pay any dividends on the Common Stock in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other relevant factors. In addition, the Company is restricted from paying or declaring any dividends on any capital stock other than the LPC Preferred, so long as such LPC Preferred is outstanding.

                                 CAPITALIZATION

    The following table sets forth at June 30, 1997, the actual capitalization of the Company, the capitalization of the Company as adjusted to reflect a repurchase of Common Stock by the Company and the borrowings related thereto and the capitalization of the Company as further adjusted to give effect to the sale of the Shares offered by the Company hereby at a public offering price of $10.25 per share and application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and pro forma financial statements and notes thereto and "Selected Historical and Pro Forma Financial Data" included elsewhere in this Prospectus.

                                                                                             JUNE 30, 1997
                                                                                     -----------------------------
                                                                                        ACTUAL      AS ADJUSTED(1)
                                                                                     -------------  --------------
Cash and cash equivalents..........................................................  $   1,434,878   $ 24,887,378
                                                                                     -------------  --------------
                                                                                     -------------  --------------
Current portion of notes payable and capital lease obligations.....................         60,000         60,000
Loan payable bank..................................................................      2,495,000        --
Note payable.......................................................................      2,200,000        --
Long-term debt--less current portion...............................................         99,014         99,014
                                                                                     -------------  --------------
                                                                                     $   4,854,014   $    159,014
                                                                                     -------------  --------------
Stockholders' equity:
  Preferred stock,
    3,000,000 shares authorized, 200,000 LPC Preferred shares issued and
      outstanding..................................................................      5,000,000      5,000,000
  Common stock, $.01 par value;
    20,000,000 shares authorized, 7,814,739 and 10,814,739 shares issued and outstanding respectively; 1,000,000 and 0 shares held in treasury
      respectively(1)(2)...........................................................         88,148        108,148
  Treasury stock...................................................................     (2,925,000)       --
  Additional paid-in capital.......................................................     17,193,991     42,396,491
  Translation adjustment...........................................................        (12,867)       (12,867)
  Retained earnings................................................................        907,877        907,877
                                                                                     -------------  --------------
    Total stockholders' equity.....................................................     20,252,149     48,399,649
                                                                                     -------------  --------------
      Total capitalization.........................................................  $  25,106,163   $ 48,558,663
                                                                                     -------------  --------------
                                                                                     -------------  --------------

------------------------
(1) As adjusted to reflect the issuance of 3,000,000 shares of Common Stock offered by the Company hereby at a public offering price of $10.25 per share, including 1,000,000 shares from the Company's treasury, and the application of a portion of the net proceeds therefrom. See "Use of Proceeds."

(2) Does not include shares issuable upon exercise of certain options and warrants. See "Prospectus Summary--The Offering."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The selected historical and pro forma financial data set forth below is derived from the consolidated financial statements appearing elsewhere in this Prospectus. The consolidated financial statements of Hospitality Worldwide Services, Inc. and Subsidiary of December 31, 1995 and 1996 and for the years then ended have been audited by BDO Seidman, LLP, independent certified public accountants. The information as at and for the six-month periods ended June 30, 1996 and 1997 is unaudited and, in the opinion of management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods. The results for the six months ended June 30, 1997 are not necessarily indicative of the results for the full year.

    Unaudited pro forma information in this Prospectus gives effect to the acquisition of LPC as if such acquisition had occurred on January 1, 1996. The unaudited pro forma condensed consolidated statements of operations have been included as required and allowed by the rules of the Securities and Exchange Commission (the "Commission") and are provided for comparative purposes only. The pro forma statements of operations do not purport to be indicative of the results which would have been obtained if the acquisitions had been effected on the date or dates indicated or which may be obtained in the future. The unaudited pro forma condensed consolidated statements of operations are based on management's current estimate of the allocation of the purchase price for the acquisition of LPC, the actual allocation of which may differ. During the periods presented below, the Company consummated the acquisition of its renovation, purchasing and reorder businesses and disposed of its lighting business. Consequently, the selected historical and pro forma financial information presented below may not be comparable for the periods presented. The selected historical and pro financial information should be read in conjunction with such financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                    YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30
                                               ----------------------------------  -------------------------------------
                                                                       PRO FORMA                 PRO FORMA
                                                 1995        1996       1996(1)       1996        1996(1)       1997
                                               ---------  ----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)

STATEMENT OF OPERATIONS DATA:

  Revenues...................................  $4,980,291 $24,367,112 8$3,067,724   $9,416,764  3$6,823,122  3$7,707,498

  Cost of revenues...........................  3,823,779  18,289,924  70,171,807    6,990,707   31,121,935   29,694,278

  Selling, general and administrative
    expenses.................................  1,619,189   3,218,520  10,309,525    1,418,151    4,158,922    6,259,562

  Other income (expense).....................    107,250     (24,960)    215,719        2,706      152,616     (114,769)

  Income (loss) from continuing operations...   (380,427)  1,907,383   1,735,165      738,959    1,044,931      821,573

  Loss from discontinued operations..........   (735,542)    (64,705)     --           --           --           --

  Dividends on preferred shares..............     --          --         300,000       --          150,000      150,000

  Net income (loss) applicable to common
    shareholders.............................  (1,115,969)  1,842,678  1,435,165      738,959      894,931      671,573

  Net income (loss) per share from continuing
    operations...............................  $   (0.07) $     0.27   $    0.17    $    0.11    $    0.11    $    0.07

  Loss per share from discontinued
    operations...............................      (0.13)      (0.01)     --           --           --           --

  Net income (loss) per share................  $   (0.20) $     0.26   $    0.17    $    0.11    $    0.11    $    0.07

  Weighted average number of common and
    common equivalent shares outstanding.....  5,653,052   7,192,361   8,442,361    7,027,990    8,277,990    9,105,219

                                                   JUNE 30, 1997
                                               ---------------------
                                                              AS
                                                ACTUAL    ADJUSTED(2)
                                               ---------  ----------

BALANCE SHEET DATA:

Current assets..................................................................  $18,205,111   $41,657,611

Total assets....................................................................   39,458,382    62,910,882

Working capital (deficit).......................................................     (902,108)   27,245,392

Total current liabilities.......................................................   19,107,219    14,412,219

Total stockholders' equity......................................................   20,252,149    48,399,649

------------------------------

(1) Gives effect to the acquisition of LPC by the Company as if such acquisition had occurred on January 1, 1996. The amounts in the pro forma columns reflect adjustments for amortization of goodwill, officers' compensation, interest income, taxes and dividends on preferred shares.

(2) As adjusted to reflect the issuance of 3,000,000 shares of Common Stock offered by the Company hereby at a public offering price of $10.25 per share, including 1,000,000 shares from the Company's treasury, and the application of the net proceeds therefrom. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE HEREIN. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    From its inception in 1991 to August 1995, the Company's only source of revenues was its decorative energy-efficient lighting fixture design, manufacturing and installation business. The Company acquired its renovation business in August 1995 and disposed of its lighting business in February 1996. As part of its strategy to further its position as one of the leading providers of renovation and procurement services for the hospitality industry on a global basis, the Company acquired its procurement and reorder businesses in January 1997. As a result of this significant change in the Company's business focus, period to period historical comparisons are not considered meaningful.

    Additionally, historical comparisons are not considered meaningful because revenue recognition methodologies vary across the Company's businesses. The Company recognizes all revenues associated with a renovation project on a percentage of completion basis, as if the Company were a general contractor. As part of this process, the Company develops a complete scope of work to be performed and invoices its clients on a monthly or bi-monthly basis as work is performed. The Company's cost of renovation services has been relatively stable over the past two years. In contrast to the Company's recognition of renovation revenues, the Company recognizes procurement revenues in two ways: (i) when the Company acts as a purchaser and reseller of products, the Company recognizes all revenues associated with the products it purchases at the time of shipment of the product or (ii) when the Company acts as an agent only, service fee income is recognized as revenue at the time the service is provided. In either case, the Company charges its clients a procurement fee based upon the amount of time and effort it expects to spend on a project. The Company intends to continue to expand its role as a purchaser and reseller because the Company believes that it can enter into more advantageous arrangements with its vendors when acting as principal rather than agent. Under both methods of procurement revenue recognition, profits primarily include only procurement service fees. The Company realizes reorder revenues based on the fees it charges its clients for services rendered.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1997 (ACTUAL) COMPARED TO SIX MONTHS ENDED JUNE
     30, 1996 (PRO FORMA)

    The following comparison of the six month periods ended June 30, 1997 and 1996 gives pro forma effect to the acquisition of LPC as if it occurred on January 1, 1996. The Company believes that this comparison is more meaningful than a comparison of the historical periods due to the acquisition of LPC, a significant portion of its current business.

    Revenues increased $884,376, or 2.4%, to $37,707,498 for the six months ended June 30, 1997, compared to $36,823,122 for the six months ended June 30, 1996. Renovation revenues increased $1,411,415 due to continued growth in the Company's customer base resulting primarily from increased sales and marketing efforts.

    Cost of revenues decreased $1,427,657, or 4.6%, to $29,694,278 for the six months ended June 30, 1997, compared to $31,121,935 for the six months ended June 30, 1996. Cost of revenues as a percentage of revenues for the six months ended June 30, 1997 decreased to 78.7%, compared to 84.5% for the six months ended June 30, 1996. Cost of renovation revenues as a percentage of renovation revenues decreased to 64.6% for the six months ended June 30, 1997, compared to 74.2% for the six months ended June 30, 1996. The Company reduced its cost of renovation revenues as a percentage of renovation revenues in part by replacing higher priced subcontractors with lower cost internal personnel on certain projects. The Company has been able to realize greater efficiencies from larger renovation projects, which is reflected in the percentage improvement. In addition, the Company renegotiated its renovation contract with Watermark LLC to provide for fees more consistent with a project of similar scope and complexity. As a result of this renegotiation, the Company recognized an increase in its renovation revenues of approximately $780,183 without an accompanying increase in costs. See "Certain Transactions." Cost of procurement revenues as a percentage of procurement revenues has remained relatively unchanged.

    Selling, general and administrative expenses for the six months ended June 30, 1997 increased $2,100,640, or 50.5%, to $6,259,562, compared to $4,158,922 for the six months ended June 30, 1996. Selling, general and administrative expenses increased primarily as a result of increased development costs for the Parker FIRST software of $621,462 compared to $281,620 for the comparable prior period, and increased administrative costs relating to the Company's growth. In addition, selling, general and administrative expenses include $427,573 and $413,250 of goodwill amortization and other intangible relating to the acquisition of LPC and the assets of AGF for the six months ended June 30, 1997 and 1996, respectively. As a percentage of revenues, selling, general and administrative expenses for the six months ended June 30, 1997 increased to 16.6% from 11.3% for the six months ended June 30, 1996.

    The effective income tax rate for the six months ended June 30, 1997 was 49.9%, compared to 38.3% for the same period last year. The increase in the effective tax rate to 49.9% for the six months ended June 30, 1997 was primarily due to the nondeductibility of the amortization of goodwill that resulted from the acquisition of LPC and the benefits of all net operating loss carryforwards previously recognized.

    As a result of the foregoing, net income applicable to common shareholders for the six months ended June 30, 1997 was $671,573, or $.07 per share, compared to $894,931, or $.11 per share, for the six months ended June 30, 1996. If the Company's renovation contract with Watermark LLC had not been renegotiated, net income applicable to common shareholders for the six months ended June 30, 1997 would have been approximately $230,000, or $.03 per share.

    SIX MONTHS ENDED JUNE 30, 1997 (ACTUAL) COMPARED TO SIX MONTHS ENDED JUNE
     30, 1996 (ACTUAL)

    Revenues increased $28,290,734, or 300.4%, to $37,707,498 for the six months ended June 30, 1997, compared to $9,416,764 for the six months ended June 30, 1996, due in large part to the acquisition of LPC, which contributed approximately $26,880,319 to such revenues. Renovation revenues for the six months ended June 30, 1997 increased $1,411,415 due to further development of its customer base through increased sales and marketing efforts.

    Cost of revenues increased $22,703,571, or 324.7%, to $29,694,278 for the six months ended June 30, 1997, compared to $6,990,707 for the six months ended June 30, 1996. This increase resulted primarily from the acquisition of LPC, which incurred costs of approximately $22,700,958 for the six months ended June 30, 1997. Cost of revenues as a percentage of revenues for the six months ended June 30, 1997 increased to 78.7%, compared to 74.2% for the six months ended June 30, 1996. The cost of renovation revenues decreased to 64.6% for the six months ended June 30, 1997, compared to 74.2% for the six months ended June 30, 1996. The Company reduced its cost of renovation revenues as a percentage of renovation revenues in part by replacing higher priced subcontractors with lower cost internal personnel on certain projects. The Company has been able to realize greater efficiencies from larger renovation projects, which is reflected in the percentage improvement. The Company renegotiated its renovation contract with Watermark LLC to provide for fees more consistent with a project of similar scope and complexity. As a result of this renegotiation, the Company recognized an increase of its renovation gross margin of approximately $780,183 without an accompanying increase in costs. See "Certain Transactions." Cost of procurement revenues as a percentage of procurement revenues has remained relatively unchanged.

    Selling, general and administrative expenses for the six months ended June 30, 1997 increased $4,841,411, or 341.4%, to $6,259,562, compared to $1,418,151 for the six months ended June 30, 1996. Contributing to this increase was the acquisition of the procurement and reorder businesses, which incurred expenses of approximately $4,199,900. These expenses include significant development costs for the Parker FIRST software. Additionally, selling, general and administrative expenses include $427,573 and $213,250 of goodwill amortization and other intangible for the six months ended June 30, 1997 and 1996, respectively. As a percentage of net revenues, selling, general and administrative expenses for the six months ended June 30, 1997 increased to 16.6% from 15.1% for the six months ended June 30, 1996.

    The effective income tax rate for the six months ended June 30, 1997 was 49.9%, compared to 26.9% for the same period last year. The increase in the effective tax rate to 49.9% for the six months ended June 30, 1997 is primarily due to the nondeductibility of the amortization of goodwill of the LPC acquisition, and the previous recognition of the benefits of all net operating loss carryforwards.

    As a result of the foregoing, net income applicable to common shareholders for the six months ended June 30, 1997 was $671,573, or $.07 per share, compared to $738,959, or $0.11 per share, for the same period last year.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Revenues for the year ended December 31, 1996 increased $19,386,821, or 389.3%, to $24,367,112, compared to $4,980,291 for the year ended December 31, 1995. Revenues increased significantly because the results for the year ended December 31, 1995 only include renovation revenues from August 1, 1995, the date the Company acquired the assets and business of AGF, through December 31, 1995.

    Cost of revenues for the year ended December 31, 1996 increased $14,466,145, or 378.3%, to $18,289,924, compared to $3,823,779 for the year ended December 31, 1995. As a percentage of revenues, cost of revenues decreased to 75.1% for the year ended December 31, 1996, compared to 76.8% for the year December 31, 1995. Although the Company experienced rapid growth during this period, it was able to improve its cost of revenues as a result of continued hiring and training of internal personnel capable of performing services previously outsourced at a higher cost.

    Selling, general and administrative expenses increased $1,599,331, or 98.8%, to $3,218,520, for the year ended December 31, 1996 compared to $1,619,189 for the year ended December 31, 1995. Included in the selling, general and administrative expenses for the years ended December 31, 1996 and 1995 were $383,922 and $166,048, respectively, of amortization of goodwill resulting from the acquisition of the assets of AGF. Selling, general and administrative expenses decreased as a percentage of revenues, from 32.5% to 13.2% as a result of a larger revenue base, without an accompanying increase in administrative costs.

    The effective income tax rate for the year ended December 31, 1996 was 32.7%. For the year ended December 31, 1995, the Company experienced a net loss and incurred certain state taxes relating to the renovation business. The rates for 1995 are the result of certain state and federal minimum tax requirements.

    Net income (loss) applicable to common shareholders for the year ended December 31, 1996 was $1,842,678 or $.27 per share, compared to ($1,115,969), or
($.07) per share, for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's short-term and long-term liquidity requirements generally consist of operating capital for its procurement and renovation businesses and selling, general and administrative expenses. Historically, the Company has satisfied its short-term and long-term liquidity requirements with cash generated from operations and periodic utilization of its lines of credit. Due to the nature of the Company's business, with a majority of its resources allocated to personnel for performance of its services, capital requirements are insignificant. There are substantial capital requirements necessary to beta test Parker FIRST as well as anticipated additional costs necessary to sell and market the final product. These future commitments, however, are at the discretion of the Company's management. As a result, the Company can use its operating cash and available credit facilities for operating needs.

    Net cash used for operating activities was $660,413 for the six months ended June 30, 1997, compared to $543,299 for the six months ended June 30, 1996. During the six months ended June 30, 1997, the Company's accounts receivable increased by $2,273,812, resulting from growth in revenue. This increase was partially offset by an increase in accounts payable and accrued expenses of $715,936. The Company started a significant number of renovation projects in June 1997, resulting in significant month end billings that the Company believes will be collected during the third quarter of 1997. Net cash used by investing activities for the six months ended June 30, 1997 was $24,497, compared to net cash provided by investing activities of $706,423 for the six months ended June 30, 1996. The positive cash flow for the six months ended June 30, 1996, is the result of the sale of marketable securities. The 1997 investing activities include an investment in the development of the Parker FIRST software and leasehold improvements for the Company's corporate offices of $542,412.

    As of June 30, 1997, the Company had drawn $2,295,000 under its $2,500,000 line of credit (the "Line of Credit") with Marine Midland Bank of New York ("Marine"). The Line of Credit matures on September 30, 1997, bears interest at Marine's prime lending rate plus .5%, is secured by all of the Company's assets and is guaranteed by HRB. Proceeds from the Line of Credit are utilized to fund short-term cash requirements. The Company also has available through LPC a $1,000,000 line of credit with United National Bank (the "LPC Line of Credit"), which bears interest at a rate of prime plus .25%, and is secured by accounts receivable of LPC. There were borrowings of $200,000 under the LPC Line of Credit as of June 30, 1997.

    In January 1997, the Company acquired 100% of the outstanding capital stock of LPC. The purchase price for LPC of approximately $12.4 million consisted of 1,250,000 newly issued shares of Common Stock and 200,000 shares of LPC Preferred which are convertible, on a formula basis, into 1,000,000 shares of Common Stock (subject to upward adjustment to a maximum of 5,000,000 shares in the event that the market price of the Common Stock is below $5.00 at the time of conversion) during the period from January 10, 1998 to January 10, 2000.

    In May 1997, the Company borrowed $2.2 million from Findim Investments S.A. for a period of six months, which bears interest at a rate of 12% per annum, in order to exercise an option to purchase 500,000 shares of Common Stock from Tova Schwartz, the Company's former President and Chief Executive Officer.

    Since January 1, 1996, the Company has issued 864,084 shares of Common Stock in private placements and through the exercise of options and warrants, raising an aggregate of $1,333,565. During such time, the Company repurchased an aggregate of 1,500,000 shares of Common Stock from Tova Schwartz for an aggregate purchase price of $3,175,000.

    As the Company grows and continues to explore opportunities for strategic alliances and acquisitions, investment in additional support systems, including infrastructure and personnel will be required. The Company expects to increase its costs and expenses over the remainder of 1997 as it continues to invest in the development of Parker FIRST. Although these increases may result in a short-term reduction in operating margin as a percentage of revenues, the Company anticipates that its investments, including the development of Parker FIRST, will have a positive impact on its income from operations on a long-term basis. The Company anticipates making substantial expenditures as it continues to explore expansion through strategic alliances and acquisitions. See "Use of Proceeds." The Apollo Joint Venture has entered into an agreement to acquire the Warwick Hotel in Philadelphia, Pennsylvania, has entered into a letter of intent to purchase a hotel property in Richmond, Virginia, and has identified an additional hotel property and is actively negotiating for the acquisition thereof. Further, the Company is anticipating commercial introduction of the Parker FIRST software in the first quarter of 1998. See "Risk Factors--Risk of Joint Investment," "--Need for Additional Financing" and "--Risks Associated with Development of Parker FIRST."

    Although the Company believes that its current cash, cash equivalents and lines of credit, together with the proceeds from this Offering, will be sufficient to carry out its business strategy for the next 18 months, if the Company does not obtain the funds required to meet these requirements, the Company's expansion plans would have to be scaled back or terminated, and the ongoing operations of the Company could be materially adversely affected.

                                    BUSINESS

HISTORY OF THE COMPANY

    The Company was formerly known as Light Savers U.S.A., Inc. and was formed under the laws of the State of New York in October 1991. In January 1994, the Company consummated an initial public offering of the Common Stock. At such time, the Company was in the business of designing, manufacturing and installing decorative, energy-efficient lighting fixtures for the hospitality industry. The Company's primary marketing tool was the Con Edison Applepower Rebate Program (the "Rebate Program"), under which Con Edison offered rebates to customers who converted to energy saving devices, such as the Company's lighting fixtures. In February 1994, Con Edison substantially reduced the Rebate Program, limiting the effectiveness of the Rebate Program as a marketing tool. As a result, the Company's revenues were substantially reduced.

    In August 1995, the Company acquired substantially all of the assets and business and assumed certain liabilities of AGF, a company that provided renovation services to the hospitality industry. In December 1995, the Company's Board of Directors, in response to Con Edison's decision to reduce substantially the Rebate Program, determined to dispose of the Company's lighting business and concentrate the Company's efforts on renovation services. In February 1996, the Company, HRB, AGF, Tova Schwartz, and certain other parties thereto entered into a Divestiture, Settlement and Reorganization Agreement (the "Divestiture Agreement") pursuant to which, among other things, (i) the Company sold its lighting business to Tova Schwartz, the Company's former President and Chief Executive Officer; (ii) Ms. Schwartz resigned from her positions as a director and officer of each of the Company and HRB; (iii) the Company repurchased 500,000 shares of Common Stock from Ms. Schwartz for $250,000 (which shares were subsequently sold by the Company in a private placement offering); (iv) Ms. Schwartz granted to the Company an option to purchase an additional 1,000,000 shares of Common Stock (all of which subsequently were repurchased by the Company and placed into treasury); and (v) the Company agreed to pay Ms. Schwartz consulting fees for a period of three years of $100,000 per year.

    In October 1996, the Company changed its name to Hospitality Worldwide Services, Inc. to reflect the significant shift in the Company's strategic focus as a result of the acquisition of the renovation business and disposal of the Company's lighting business. Until January 1997, when the Company acquired LPC, the Company's only line of business was hotel renovation services.

    The purchase price for LPC of approximately $12.0 million consisted of 1,250,000 newly issued shares of Common Stock and 200,000 shares of LPC Preferred, convertible, on a formula basis, into 1,000,000 shares of Common Stock (subject to upward adjustment to a maximum of 5,000,000 shares in the event that the market price of the Common Stock is below $5.00 at the time of conversion) during the period from January 10, 1998 to January 10, 2000. The acquisition has been accounted for as a purchase with the results of LPC and Parker Reorder included in the consolidated financial statements of the Company from the acquisition date.

THE COMPANY

    The Company has evolved over the past two years from a narrowly focused lighting fixture design, manufacturing and installation company into one of the leading providers of a broad range of outsourcing services to the hospitality industry. These services include hotel renovation, procuring FF&E products and reordering OS&E products. This rapid evolution resulted from two primary factors: (i) the acquisition of the assets comprising the business of HRB and the acquisition of LPC, including its then subsidiary, Parker Reorder; and (ii) the Company's disposition of its lighting business.

    HRB has performed a wide variety of renovation services for the hospitality industry for over 18 years. Founded in 1969, LPC provides procurement services to hotel owners, operators and developers in over 40 countries and over 40 states. The original founders of HRB and LPC continue to manage these businesses. The Company is enhancing its reorder business with a new proprietary software product, Parker FIRST, which allows clients to reorder OS&E and other products on-line and will provide such clients with access to forecasting and product evaluation capabilities. Parker Reorder offers hotel properties the ability to order, on an as needed basis, any and all OS&E products used by such properties. Headquartered in New York, New York with offices in Coral Gables, Florida; Los Angeles, California; Singapore; Dubai, United Arab Emirates and Sandton, South Africa, the Company is well-situated to meet client needs around the globe.

INDUSTRY OVERVIEW

    The Company depends almost exclusively on the hospitality industry for the sale of its services. As a result, the cyclical nature of the growth of the hospitality industry directly affects the growth of the Company. According to recently published data, the United States hospitality industry alone consists of approximately 45,000 properties offering approximately 3.4 million rooms for daily rental. The hospitality industry as a whole has experienced five consecutive years of growth in which the demand for rooms has outpaced the growth in the supply of rooms. This period of growth began in 1992 when new hotel construction declined considerably as lenders who had previously supported development shifted their focus to restructurings. Industry analysts predict that this growth will continue in the near future. According to Smith Travel Research, the combination of increasing revenues, resulting from both higher occupancies and higher average daily rates and improving operating efficiencies at the property level have resulted in dramatic increases in industry profitability. The forecasted continued high demand for hotel rooms resulting from the strong business climate coupled with recent record industry profits and availability of capital to the hospitality industry for hotel operations is expected to continue to fuel the demand for the Company's services.

    Based upon the Company's experience, hotels generally require refurbishing every five to seven years. In addition, it is common practice in the hospitality industry for operating entities to allocate funds annually for maintenance and renovations. The Company believes that the need for renovation services, combined with record profits in the hospitality industry, will continue to provide numerous renovation opportunities. In addition, as a result of the downturn in the hospitality industry in the late 1980's, many corporate hotel chains downsized, eliminating significant numbers of technical personnel. As a result, hotels are finding it necessary to outsource more of their renovation and procurement needs.

    Additionally there is a growing demand for hotels in many foreign countries which the Company believes is due to changing political and economic conditions and increased interest in tourism. The Company believes that a significant amount of upscale hotel construction is occurring overseas to satisfy this increased demand.

BUSINESS STRATEGY

    It is the Company's goal to further its position as one of the leading providers of renovation and procurement services for the hospitality industry on a global basis. To that end, the Company intends to:

    - leverage the synergies that exist between its procurement, renovation and reorder businesses by cross selling its services and pursuing referrals. For example, the Company obtained renovation projects at The Grand Hyatt Hotel and The Roosevelt Hotel in New York, New York directly as a result of its performance on procurement projects for the same hotels;

    - take advantage of the recent consolidation in the hospitality industry by forming additional strategic alliances with both domestic and international chains and franchised hotels, as well as major management companies with a global presence;

    - seek additional opportunities to complement and expand its existing businesses, including (i) entering into joint venture projects that allow the Company to leverage its broad range of services and (ii) achieving market penetration of Parker FIRST. The Company is also considering entering into hotel development and has entered into discussions with respect to development opportunities on a contract fee basis; and

    - take advantage of the fragmentation in the industry by acquiring and consolidating hospitality related businesses throughout the country. Many of these businesses are small, closely-held or family owned operations which would benefit from the Company's resources, experience and substantial customer base.

RENOVATION BUSINESS

    The Company provides a complete package of high quality renovation services to the hotel industry ranging from pre-planning, value-engineering and scope preparation of a project to performing the renovation and delivering furnished rooms. For more than 18 years, the Company's renovation division has been delivering high quality renovations on time and within budget and is currently working on third- and fourth-generation projects for a number of its clients. The Company distinguishes itself from its competitors by striving to keep the hotel fully operational as renovations are performed, with minimal inconvenience to guests or interruptions to hotel operations. Almost all of the Company's renovation projects involve interior cosmetic improvements such as new paint, vinyl and carpeting. According to a recent industry report, approximately 55 percent of hotel executives placed upgrading existing facilities as a top priority.

    The Company assumes total control over a renovation project, which may include design, architecture, engineering, construction and remodeling activities. The Company develops budgets for its clients based on individual needs and specifications or works with a prepared budget, finding creative and effective ways to use available resources. After assessing a project's specifications, the Company guarantees the price, the level of quality and the completion date of a project. During the early stages of a project, the Company works closely with design teams on pre-planning, value engineering, cost control and critical path timing. This close interaction between all parties allows for a smooth transition from planning to construction. To ensure that a renovation project is completed on time and within budget, the Company controls the undertaking from start to finish, selecting and supervising the subcontractors on the project, regardless of location.

    Representative recent renovation projects completed by the Company include:

    - The Grand Hyatt Hotel in New York, New York

    - The Griffin Group's Beverly Hilton in Los Angeles, California

    - The Cambridge Hyatt in Boston, Massachusetts

    - The Roosevelt Hotel in New York, New York

    - The Radisson Hotel in Myrtle Beach, South Carolina

    - The Omni Hotel in Atlanta, Georgia

    - The Embassy Suites Inn in Napa Valley, California

    - Doubletree Suites in Boca Raton, Florida

    - The Deerfield Beach Hilton in Deerfield Beach, Florida

    - Marriott Schaumburg in Schaumburg, Illinois

PROCUREMENT BUSINESS

    The Company procures FF&E products for hotel owners, operators and developers including carpeting, bedding, casegoods, wallcovering, artwork and decorative lighting, as well as OS&E products, including china, glassware, kitchen supplies, linens, flatware, uniforms and guestroom amenities, to meet initial hotel operating requirements. As part of this service, the Company prepares budgets, negotiates pricing and payment terms with manufacturers, issues purchase orders and oversees shipping, delivery and installation services in connection with both new hotels and major renovations. Worldwide contacts with over 3,500 vendors and the Company's substantial buying power enable it to offer its customers exceptional quality and competitive pricing. LPC purchased approximately $305.0 million of products for its clients in 1996 making it the second largest purchasing agent for the hospitality industry in the United States ranked by sales volume.

    The Company advises its clients with respect to every aspect of procurement for a project, including quantity, design specifications, quality, price and timing of delivery and installation, whether it be new construction or renovation. The Company is a knowledgeable and efficient liaison between the property owner and designers, architects, vendors, contractors and manufacturers. Because of the volume of products the Company purchases for its clients, it is able to negotiate more favorable pricing, credit, shipping and payment terms than clients would be able to negotiate for their own account. By selling its procurement services on a fee basis, the Company's clients benefit directly from the Company's ability to negotiate a lower product cost.

    Because of LPC's long-standing presence in the procurement industry and its commitment to quality service, the Company has developed relationships with product vendors, as well as hotel owners, managers and developers at a wide variety of hotel properties throughout the world. Representative recent procurement projects completed by the Company include:

    - The Grand Hyatt Hotel in New York, New York

    - The New York Palace in New York, New York

    - The Loews Miami Beach Convention Hotel in Miami Beach, Florida

    - The Atlantis Resort in Paradise Island, Bahamas

    - The Hilton International in Sandton, South Africa

    - The Windsor Hotel & Casino in Ontario, Canada

    - The Ritz Carlton in Bali, Indonesia

    - Mohegan Sun Resort & Casino in Uncasville, Connecticut

    - Hotel Le Royale in Phnom Penh, Cambodia

    - Victorian & Alfred Hotel in Capetown, South Africa

    The Company believes that many hotel property owners and operators are outsourcing their procurement requirements, giving the Company an opportunity to offer its experience and reputation in the hospitality industry, as well as its purchasing power, to these companies in place of more traditional in-house purchasing, accounting and design personnel.

    The Company has procurement offices in Coral Gables, Florida; Los Angeles, California; Singapore; Dubai, United Arab Emirates; and Sandton, South Africa. The Company sells procurement services to clients in the Bahamas, the Caribbean, Central and South America and Mexico from its Miami, Florida office. The Company is performing ongoing procurement services for Sun International in Paradise Island, Bahamas. The Company's Los Angeles, California procurement office services the western United States and supports the Company's Pacific Rim operations. The Company's South African procurement office recently completed the Palace of the Lost City project in Sun City. The Company believes that South Africa has become increasingly popular as a holiday destination due to the slow decline of the Rand and a steady increase in foreign travelers thereby increasing demand for the development of new hotels. The Company's Dubai purchasing office is currently purchasing products for four hotel properties. The Company's Singapore purchasing office enables the Company to participate in the increased demand for new hotels in Asia.

REORDER BUSINESS

    The Company acts as purchasing agent for hotels in connection with recurring orders for all of the OS&E products, paper and stationery, chemicals and engineering supplies. As a result of its many years of experience in the procurement and reorder business, the Company believes its purchasing power allows its clients to obtain products at a lower cost than from the Company's competitors.

    The Company has developed and is currently marketing Parker FIRST, an automated reorder software package. Parker FIRST provides a single hotel property or group of related hotel properties with a streamlined on-line ordering, forecasting and product evaluation system. In addition, Parker Reorder, through Parker FIRST, provides information regarding existing and new products, order processing, status of orders, receipt of merchandise, invoicing and associated financial data. Parker FIRST will simplify the ordering process and provide detailed daily and historical patterns of use. The Company has completed the development of the initial version of Parker FIRST, plans to begin beta testing during September 1997 and expects to commercially introduce such product in the first quarter of 1998. The Company believes that as Parker FIRST achieves commercial success, the Company's reorder business will represent a growing percentage of the Company's overall earnings. There can be no assurance that the product will be successfully implemented on the Company's proposed timetable or that, once introduced, Parker FIRST will be commercially successful. See "Risk Factors--Risks Associated with Development of Parker FIRST."

    Clients will use an on-site terminal or multiple terminals that will provide information regarding existing and new products, order processing, the status of orders, receipt of merchandise, invoicing and associated financial data. In addition, the client will have access to a series of customized reports tailored to the client's reporting and accounting network, including product cost comparisons, inventory forecasting, a historical analysis of product usage, yearly requirement estimates, inventory analysis and interdepartmental budgeting and usage reports. The Company will charge its clients an initial fee to install and set up the Parker FIRST software and train their personnel. Thereafter, clients will be charged a monthly fee. In addition, the Company intends to license the software to vendors in exchange for a royalty fee based upon the volume of such vendors' products sold through Parker FIRST.

    The Company believes that Parker FIRST will be a logical and efficient solution for its clients' procurement requirements. The software components that comprise the initial version of Parker FIRST are:

    - HOTEL REORDER SYSTEM (HRS). Clients can order OS&E products for one or more hotels on-line by using HRS. This system will provide a completely automated mechanism for obtaining existing and new product information, ordering products, determining the status of orders and receiving and tracking all customer invoices.

    - HOST COMPUTER SYSTEM (HOST). The HOST system will act as the central processing system interfacing between the HRS, the Laptop Identification Program (LIP) and the On-line Vendor System (OVS). For the HRS, the HOST will process all orders and provide accounting and invoicing data. For the OVS, the HOST will transmit orders, maintain accounting information and monitor shipping. For the LIP, the HOST will provide a mechanism to build a hotel's unique product list and convert the hotel's product list into a database that will be transferred to the HRS.

    - HOST ACCOUNTING SYSTEM (HAS). HAS is a customized accounting software package designed to use the information gathered by HRS to build an extensive database of an individual client's activity, ensuring accurate customer billing, timely payment to vendors and resolution of order discrepancies. The HAS will be able to track the Company's account with every hotel and vendor.

    The following software components are in further development and are expected to be completed by the time the product is commercially introduced in the first quarter of 1998:

    - ON-LINE VENDOR SYSTEM (OVS). OVS will allow for automated interaction between the Company and vendors. This system will provide a standardized mechanism for obtaining complete product information from a vendor on a particular product as well as the ability to communicate order status, accounting, invoicing and shipping information between the Company and the vendor.

    - LAPTOP IDENTIFICATION PROGRAM (LIP). LIP will enable Parker Reorder personnel to accumulate all purchasing data for a client and transfer such data via modem back to the HOST computer system (as described below). The LIP will record all of a client's products and match such products to a database of the Company's procurement products existing on the HOST system.

    In addition, there are numerous organizations that could benefit from an on-line reordering system, including universities, municipalities and hospitals and other healthcare facilities. The Company believes that Parker FIRST can be readily customized and adapted for these applications. No such adaptations have been made or attempted however, and the Company has not completed any research on the marketability of Parker FIRST outside of the hospitality industry. As a result, no assurance can be given that Parker FIRST could be adapted successfully to such uses.

APOLLO JOINT VENTURE

    In May 1997, the Company entered into the Apollo Joint Venture with Apollo and Watermark LLC to identify, acquire, renovate, refurbish and sell hotel properties. The Apollo Joint Venture will enable the parties to pool their resources, including Apollo's real estate acumen and financing capabilities and the Company's renovation and procurement experience, in order to exploit opportunities in the hotel redevelopment market. The Company will perform all of the renovation and procurement services for each of the properties purchased by the Apollo Joint Venture. Watermark LLC will manage the redevelopment process and will receive a management fee of 1.5% of all costs incurred by the joint venture on each project, other than soft costs such as interest, taxes etc. The joint venture intends to own and operate the properties, through individual limited liability companies, for such time as is necessary to upgrade and market them for resale. The Apollo Joint Venture may be terminated by either the Company, Apollo or Watermark LLC at any time after May 2002 upon 180 days' prior written notice.

    The Apollo Joint Venture has entered into an agreement to acquire the Warwick Hotel in Philadelphia, Pennsylvania, has entered into a letter of intent to purchase a hotel property in Richmond, Virginia, and has identified an additional hotel property and is actively negotiating for the acquisition thereof. Following the closing of the Warwick transaction, the Company will fully renovate and refurbish the Warwick Hotel pursuant to a contract with the Apollo Joint Venture operating entity which is expected to generate approximately $14 million of renovation revenues for the Company. The Warwick transaction is scheduled to close on or before September 28, 1997 but is subject to a number of conditions. There can therefore be no assurance that this transaction will close by such date or at all. In addition, there can be no assurance that the Apollo Joint Venture will enter into a definitive agreement for the Richmond hotel or that such transaction will be consummated on terms favorable to the Company or at all.

    As an inducement to enter the Apollo Joint Venture, the Company issued to Apollo a warrant to purchase 750,000 shares of Common Stock at an exercise price of $8.115 per share. The warrant expires in 2004 and is currently exercisable as to 250,000 shares and becomes exercisable as to the remaining 500,000 shares in increments of 100,000 shares for every $7,500,000 of incremental revenue realized by the

Company from the joint venture. The Company will receive a five percent interest in each of the operating companies formed to purchase such properties in exchange for its contribution of five percent of the total equity required to acquire, renovate and sell such properties, while Apollo will own 95%. Apollo will have complete discretion over the approval and the terms of each project presented to the Apollo Joint Venture. Each project will be governed by a separate operating agreement under which Apollo and Watermark LLC will serve as managers. Each operating agreement in respect of the development companies formed to purchase, renovate and sell hotel properties pursuant to the Apollo Joint Venture will provide that Apollo, as the majority in interest member, may request that each member provide additional capital for a specific project. In the event that the Company is unable to meet such capital request, its interest in such project will be decreased by the amount which Apollo contributes pursuant to such capital request, as well as an additional penalty amount. Further, if the Company were to pursue the opportunity to acquire a hotel during the next five years, it would be required first to present such opportunity to Apollo. The operating agreements will also impose certain limitations on transferability of interests, including the right of members holding in the aggregate a majority of the interests of the operating company to force any other member to sell its interest upon a transfer by such members of their interests. See "Risk Factors--Risk of Joint Investment."

GROWTH OPPORTUNITIES

    The Company is exploring opportunities to acquire other hospitality related companies, many of which are small, closely-held or family owned operations. While the Company has held discussions with respect to a number of such acquisitions it believes could be integrated into its existing businesses, no assurance can be given that the Company will enter into definitive agreements with respect to such transactions or that any such transactions will be consummated. In addition, the Company is considering opportunities to enter into the hotel development business. There can be no assurance that the Company will enter into this line of business or what phase of development it would pursue. The pursuit of any of these growth opportunities could require the Company to raise additional capital.

SALES AND MARKETING

    The Company's sales and marketing strategy is to obtain and maintain strategic alliances with hotel chains and franchises and to focus on mid to upscale full service hotels with a global presence. Such segments of the hospitality industry continue to be successful, with hotel chains and franchises accounting for the largest percentage of room occupancy and new rooms brought to market, and full service hotels having over 60% of the hotel rooms in the United States. The Company also targets as potential clients owners with multiple hotel properties.

    The Company's sales and marketing efforts are coordinated by senior executives of the Company, together with nine salespersons who contact and maintain relationships with appropriate hotel personnel. Because of the Company's commitment to service and customer relationships, the majority of the Company's business comes from referrals and repeat customers. The Company is also developing a print and co-op advertising program.

    The Company's reorder sales efforts are designed to (i) maximize short term prospects for the sale of existing services and (ii) create a foundation for future sales efforts associated with the direct marketing of Parker FIRST.

CUSTOMERS

    During the six months ended June 30, 1997, the Roosevelt Hotel Corp. and FelCor Suite Hotels accounted for 18% and 10%, respectively, of the Company's revenues. During the year ended December 31, 1996, FelCor Suite Hotels and Regency/Lexington Partners accounted for 49% and 31%, respectively, of the Company's revenues. During the year ended December 31, 1995, the Company had four customers that accounted for 23%, 19%, 18% and 14%, respectively, of such revenues. As the Company continues to grow and expand, the Company believes its dependence on a small number of customers will decrease. There can be no assurance that either continued growth or decreased dependence on significant customers will occur.

COMPETITION

    Servicing the hospitality industry is a highly competitive business, where competition is based largely on price and quality of service. The Company's competitive strengths are its experience, knowledge and relationships, as well as the quality of service, reliability and competitive pricing it provides. In its renovation business, the Company primarily competes with small, local closely-held or family owned businesses. In its purchasing and reorder businesses, the Company competes with other independent procurement companies serving the hospitality industry, hotel purchasing companies and food service distribution companies. Internationally, the Company competes with design companies, architectural companies, construction and purchasing companies. In addition, many European hotel chains own or control a purchasing unit. In respect of Parker FIRST, the Company expects competition from a number of management companies, hotel companies, franchise operators and other entities who are pursuing the development of software systems that attempt to provide streamlined procurement services. There is no single competitor or small number of competitors that is or are dominant in the Company's business areas. However, some of the Company's competitors and potential competitors possess substantially greater financial, personnel, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully.

REGULATION

    The Company's renovation business is subject to various federal, state and local laws and regulations, pursuant to which it is required to, among other things, obtain licenses and general liability insurance, workers compensation insurance and surety bonds. The Company believes that it is currently in compliance with these laws and regulations in those states in which it currently operates. There are a number of states in which the Company operates where a license is not required. The Company's renovation business currently operates in 21 states and has applications pending in an additional 9 states and the District of Columbia.

    The Company's procurement business is subject to regulation by various state laws and regulations and international customs, duties, taxing and other authorities that regulate the import and distribution of goods. Domestically, the freight carrier provides bills of lading and other documentation that record the pick-up, shipping and delivery of merchandise purchased by the Company on behalf of its clients. Internationally, the Company must comply with the individual country's requirements as they relate to commercial documentation. The Company believes that it is currently in compliance with the laws and regulations in those states and countries in which it currently operates.

    To the extent that additional regulations are imposed and such regulations prove to be burdensome, such regulations could significantly increase the costs of compliance, and thereby reduce the Company's profitability.

EMPLOYEES

    As of June 30, 1997, the Company employed 146 full-time employees.

    A typical renovation project is staffed by a field supervisor, who hires subcontractors and laborers specifically for the particular project. Each project is staffed by trade subcontractors that may or may not be unionized. The Company purchases workmen's compensation insurance for each of its projects. Each contractor and subcontractor is required to enter into the Company's standard contract before commencing work on a project. None of the Company's employees are represented by labor unions and the Company believes that its relationship with its employees is good.

FACILITIES

    The Company maintains its executive office at 450 Park Avenue, Suite 2603, New York, New York 10022, where it occupies 4,803 square feet in a multi-story office complex. The Company has entered into a ten year lease, which expires in January 2007, with an unaffiliated lessor pursuant to which it currently pays an annual fixed rental of approximately $206,000 (exclusive of rent adjustments).

    The Company maintains its renovation headquarters at 1800 Century Park East, Suite 370, Los Angeles, California 90067, where it occupies 3,336 square feet in a multi-story office complex. The Company has entered into a five year lease, which expires in May 1999, with an unaffiliated lessor pursuant to which it currently pays an annual fixed rental of approximately $67,000 (exclusive of rent adjustments). The Company also maintains a renovation office in Coral Springs, Florida.

    The Company maintains its procurement and reorder headquarters at 550 Biltmore Way, Coral Gables, Florida 33134. The Company also maintains procurement offices in Los Angeles, California; Dubai, United Arab Emirates; Singapore and Sandton, South Africa.

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings which, individually or in the aggregate, are believed to be material to the Company's business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their respective ages and present positions with the Company are as follows:

NAME                                                      AGE                   POSITION WITH THE COMPANY
-----------------------------------------------------     ---     -----------------------------------------------------

Leonard F. Parker....................................         67  Chairman of the Board

Robert A. Berman.....................................         37  President, Chief Executive Officer and Director

Howard G. Anders.....................................         54  Chief Financial Officer, Executive Vice President and
                                                                  Secretary

Douglas Parker.......................................         39  President--Purchasing Division and Director;
                                                                  President of LPC

Alan G. Friedberg....................................         38  President--Renovation Division

Guillermo A. Montero.................................         38  President of HRB

Scott A. Kaniewski...................................         33  Director

Louis K. Adler(1)(2).................................         62  Director

George Asch(1)(2)....................................         60  Director

Richard A. Bartlett(2)...............................         40  Director

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

    LEONARD F. PARKER has been Chairman of the Board of the Company since March 1997. Leonard Parker founded LPC in 1969. Mr. Parker is a graduate of Tulane University and served in the United States Air Force. Prior to founding LPC, Mr. Parker was employed from 1950 by Maxwell Company, an interior design and furnishing company. Mr. Parker serves on various committees for the Special Olympics. Leonard Parker is the father of Douglas Parker.

    ROBERT A. BERMAN has been President and Chief Executive Officer and a director of the Company since March 1997. Prior to joining the Company, Mr. Berman served as the Managing Director of Watermark LLC from September 1992 to March 1997 and is currently the sole Manager of Watermark LLC. Mr. Berman is also Vice Chairman and a director of Unistar Gaming Corporation, a wholly-owned subsidiary of Executone Information Systems, and a director of Catskill Development, LLC, the owner of an operating harness track.

    HOWARD G. ANDERS has been Executive Vice President, Chief Financial Officer and Secretary of the Company since February 1996 and was the Executive Vice President, Chief Operating Officer and a director of the Company from October 1994 to November 1995. From December 1995 to February 1996, Mr. Anders was an independent consultant. Mr. Anders served as Vice President and Chief Financial Officer of Alpine Lace Brands, Inc. in Maplewood, New Jersey from April 1992 to October 1994. From April 1983 to April 1992, Mr. Anders was President and Chief Operating Officer of North Hills Electronic, Inc. in Glen Cove, New York. Mr. Anders is a graduate of Rutgers University and attended the Harvard Business School PMD Program.

    DOUGLAS A. PARKER has been President-Purchasing Division and a director of the Company since March 1997. Mr. Parker is also President of LPC. Mr. Parker, a graduate of Tulane University in International Business, has been with LPC for 17 years. Mr. Parker is responsible for the development of the overseas offices in Sandton, Singapore and Dubai, coordinating the international operations and sales, as well as vendor and client relationships. Mr. Parker is also a director of Shelby Williams Industries, Inc. Douglas Parker is the son of Leonard Parker.

    ALAN G. FRIEDBERG has been President--Renovation Division of the Company since March 1997. Previously, he was the Chief Executive Officer, President and a director of the Company from February 1996 to March 1997. He became the Chief Executive Officer of HRB in August 1995. Prior thereto, Mr. Friedberg was the founder and Chief Executive Officer of AGF.

    GUILLERMO A. MONTERO has been President of HRB since March 1997. Mr. Montero has been a senior executive officer of HRB since August 1995 and prior thereto was associated with AGF since 1979. Mr. Montero attended Oglethorpe University and Georgia Tech, receiving a B.A. degree in 1982.

    SCOTT A. KANIEWSKI has been a director of the Company since March 1996. Mr. Kaniewski has been a Member of Watermark LLC since February 1995 and the President of Watermark LLC since May 1997. Prior to his involvement with Watermark LLC, Mr. Kaniewski held several positions with VMS Realty Partners, including Vice President of Hotel Investments from December 1988 to March 1995. He is a Certified Public Accountant and a member of the Illinois CPA Society.

    LOUIS K. ADLER has been a director of the Company since September 1996. Mr. Adler has been a private investor for over five years in Houston, Texas. He has been Chairman of the Board and President of Bancshares, Inc. (Houston, TX) since 1973; Vice Chairman of the Board since 1992 and a director since 1988 of Luther's Bar-B-Q, Inc., a group of twenty restaurants in Texas, Louisiana and Colorado; a director, Secretary and Treasurer of Warwick Communications, Inc. since 1993; and a director and officer of several other private companies. Mr. Adler is also a trustee and the President of the Adler Foundation and member of the Dean's Advisory Counsel of Goizueta Business School of Emory University.

    GEORGE ASCH has been a director of the Company since September 1996. Since September 1994, Mr. Asch has been a Vice President of Gray, Seifert and Co., Inc. an investment management company which became a wholly-owned independent subsidiary of Legg Mason, Inc. in April 1994. For 25 years prior to joining Gray Seifert and Co., Inc. in August 1990, Mr. Asch served as President of a manufacturing company. He currently serves on the boards of various philanthropic organizations, including the Montefiore Medical Center and the Price Foundation. He is a graduate of Columbia College and served as an officer in the United States Navy.

    RICHARD A. BARTLETT has been a director of the Company since September 1996. Mr. Bartlett is a Managing Director of Resource Holdings Limited, a private merchant banking firm in New York City ("Resource Limited"). He specializes in legal aspects of mergers, acquisitions and other corporate restructurings. In that capacity, he sits and has sat on the board of various companies in which Resource Limited and its principals have made investments. From 1987 to 1993, he was a member of the Council of Foreign Relations and is a member of the New York State Bar. Mr. Bartlett received a law degree from Yale Law School and received his B.A. from Princeton University.

    All directors of the Company hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's shareholders, and hold office until their death, until they resign or until they have been removed from office.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established standing Audit and Compensation Committees. The Audit Committee exercises the power which the Board of Directors would otherwise hold with respect to matters pertaining to the audit of the financial statements of the Company and related financial matters. The Audit Committee consists of Messrs. Adler and Asch. The Compensation Committee exercises the power which the Board of Directors would otherwise hold with respect to (i) the grant of options under the Employee

Plan; and (ii) the compensation and benefits of all officers of the Company. The Compensation Committee consists of Messrs. Adler, Asch and Bartlett.

DIRECTOR COMPENSATION

    The Company does not currently compensate directors who are also executive officers of the Company for service on the Board of Directors. Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors. In addition, outside directors are entitled to receive options under the Directors' Plan. See "--1996 Outside Directors' Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Tova Schwartz, who served as Chief Executive Officer of the Company from its inception until February 1996 and Alan
G. Friedberg, who served as Chief Executive Officer of the Company from February 1996 to March 1997, and Howard G. Anders and Guillermo A. Montero, the Company's two most highly compensated executives (collectively, the "Named Executive Officers"). There is no other executive officer of the Company whose salary and bonus exceeded $100,000 with respect to the fiscal years ended December 31, 1996, 1995 and 1994. Robert Berman, who became the Company's Chief Executive Officer in March 1997, is paid an annual salary of $215,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                                                        -------------
                                                                           ANNUAL COMPENSATION(1)        SECURITIES
NAME AND                                                              --------------------------------   UNDERLYING
PRINCIPAL POSITION                                                      YEAR     SALARY($)   BONUS($)    OPTIONS(#)
--------------------------------------------------------------------  ---------  ----------  ---------  -------------

Alan G. Friedberg(2)................................................       1996  $  225,000  $  75,000      400,000
                                                                           1995  $  110,520     --           --
                                                                           1994      --         --           --

Guillermo A. Montero(3).............................................       1996  $  190,000  $  76,665      300,000
                                                                           1995  $   83,337     --           --
                                                                           1994      --         --           --

Howard G. Anders(4).................................................       1996  $  150,000  $  25,000      100,000
                                                                           1995  $  128,333     --           50,000
                                                                           1994  $   39,999     --           50,000

Tova Schwartz(5)....................................................       1996      --         --           --
                                                                           1995  $  103,992     --           --
                                                                           1994  $  100,000  $  83,333       --

------------------------

(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive's salary and bonus.

(2) Mr. Friedberg joined the Company in August 1995 as the Chief Executive Officer of HRB. In February 1996, he became the Chief Executive Officer and a director of the Company. Currently, Mr. Friedberg is the President--Renovation Division of the Company.

(3) Mr. Montero joined the Company in August 1995 as Vice President--Operations and Chief Operating Officer of HRB. Currently, Mr. Montero is President of HRB.

(4) Mr. Anders joined the Company in October 1994 as Executive Vice President, Chief Operating Officer and a director. In February 1996, he resigned as a director of the Company and became the Chief Financial Officer, Executive Vice President and Secretary of the Company.

(5) Ms. Schwartz served as the Company's Chief Executive Officer and President from its inception until she resigned in February 1996.

    The following table sets forth certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                           NUMBER OF
                                          SECURITIES          % OF TOTAL OPTIONS
                                      UNDERLYING OPTIONS     GRANTED TO EMPLOYEES     EXERCISE OR BASE
NAME                                      GRANTED(#)            IN FISCAL YEAR          PRICE ($/SH)     EXPIRATION DATE
------------------------------------  -------------------  -------------------------  -----------------  ---------------

Alan G. Friedberg...................         400,000                      43%             $    2.75           9/26/06

Guillermo Montero...................         300,000                      32%             $    2.75           9/26/06

Howard G. Anders....................         100,000                      11%             $    2.75           9/26/06

    The following table sets forth certain information regarding unexercised stock options held by the Named Executive Officers as of December 31, 1996.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING              VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT      IN-THE- MONEY OPTIONS AT
                                                               DECEMBER 31, 1996         DECEMBER 31, 1996 $(1)
NAME                                                       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------  -----------------------------  -------------------------

Alan G. Friedberg......................................          200,000/200,000          $    800,000/$800,000

Guillermo Montero......................................          150,000/150,000          $    600,000/$600,000

Howard G. Anders.......................................           150,000/50,000          $    747,500/$200,000

------------------------

(1) On December 31, 1996, the last reported sales price of the Common Stock on Nasdaq was $6.75 per share.

EMPLOYMENT AGREEMENTS

    Pursuant to the Divestiture Agreement, on February 26, 1996 the Company and Tova Schwartz agreed that Ms. Schwartz would provide consulting services to the Company on a part-time basis for a term of three years, to be compensated at a rate of $100,000 per year. As additional consideration for the purchase of the lighting business, the Company agreed to refer lighting business to Ms. Schwartz or an entity controlled by her and Ms. Schwartz agreed to pay commissions to the Company for a period of three years at a rate of 10% (or as negotiated), of the net invoice price of all sales referred to Ms. Schwartz by the Company. As of the date of this Prospectus, no commissions have been paid by Ms. Schwartz to the Company.

    In addition, pursuant to the Divestiture Agreement, on February 26, 1996 Mr. Friedberg, Mr. Montero and the Company agreed on the terms of their respective employment with the Company, for an initial term of three years, subject to automatic renewal for successive twelve-month periods unless either party provides the other with a notification of non-renewal. The salary of Mr. Friedberg is $225,000 annually, and Mr. Montero is $190,000 annually and Messrs. Friedberg and Mr. Montero have agreed not to compete with the Company during the two year period after the termination of their employment with the Company.

    On April 1, 1996, the Company entered into a two year employment agreement with Mr. Anders, at an initial base salary of $150,000 per annum, which was increased to $185,000 effective June 1, 1997. Pursuant to such agreement, Mr. Anders has agreed not to compete with the Company during the term of the agreement and for a period of two years thereafter.

    In connection with the acquisition of LPC, effective January 1, 1997, the Company and LPC entered into an employment agreement with Leonard Parker, pursuant to which Mr. Parker is to be employed as Chairman of LPC for a period of four years at a base salary of $250,000 per annum, which salary is to be increased based on the consumer price index. Pursuant to the agreement, Mr. Parker's salary for the period from January 1, 2000 through December 31, 2000 was paid in January 1997. Pursuant to the agreement, Mr. Parker has agreed to not to compete with the Company during the term of his employment thereunder, and for a period of one year thereafter.

    In connection with the acquisition of LPC, effective January 1, 1997, the Company and LPC entered into an employment agreement with Douglas Parker, pursuant to which Mr. Parker is to be employed as President of LPC for a period of two years at a base salary of $175,000 per annum, which salary is to be increased based upon the consumer price index. In addition to his base salary, Mr. Parker is eligible to receive bonuses equal to up to 20% of his base salary based upon the achievement of performance criteria. In addition, Mr. Parker was granted options to purchase 65,000 shares of Common Stock at an exercise price of $6.75 per share under the Employee Plan. Pursuant to the agreement, Mr. Parker has agreed not to compete with the Company during the term of his employment thereunder and for a period of one year thereafter.

    In connection with the acquisition of LPC, effective January 1, 1997, the Company and LPC entered into an employment agreement with Bradley Parker pursuant to which he is to be employed as Chief Executive Officer of LPC upon the same terms and conditions as those contained in Mr. Douglas Parker's employment agreement. In addition, effective January 1, 1997, the Company and Parker Reorder entered into employment agreements with each of Philip Parker and Mitchell Parker pursuant to which they are to be employed as President and Chief Executive Officer, respectively, of Parker Reorder upon the same terms and conditions as those contained in Mr. Douglas Parker's employment agreement.

1996 EMPLOYEE STOCK OPTION PLAN

    In September 1996, the Company's Board of Directors adopted, and the Company's shareholders approved, the Employee Plan. The purpose of the Employee Plan is to promote the success of the Company by providing additional incentive to the officers and employees of the Company who are primarily responsible for the management and growth of the Company, or otherwise materially contribute to the conduct and direction of its business, operations and affairs, in order to strengthen their desire to remain in the employ of the Company and to stimulate their efforts on behalf of the Company, and to retain and attract to the employ of the Company persons of competence.

    The Employee Plan provides that the maximum number of shares of Common Stock reserved for awards thereunder shall be 1,700,000. As of the date of this Prospectus, options to purchase 1,162,500 shares of Common Stock under the Employee Plan are outstanding. The Employee Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and (ii) options not intended to so qualify. The exercise price of options granted under the Employee Plan may be less than, more than or equal to the fair market value of such shares on the date of grant; provided, however, that the exercise price of an Incentive Stock Option at the time of grant thereof shall (i), if such Incentive Stock Option is being granted to a 10% shareholder, be at least 110% of the fair market value on the date of grant and (ii), if such Incentive Stock Option is being granted to any other person, be at least 100% of the fair market value on the date of grant. Any options granted under the Employee Plan that shall expire, terminate or otherwise be annulled for any reason without having been exercised shall again be available for purposes of the Employee Plan.

    The Employee Plan is administered by a committee (the "Committee") comprised of not less than two members of the Company's Board of Directors who are "disinterested persons" for purposes of Rule 16b-3 under the Exchange Act. The Committee has the power and authority to grant to eligible persons options to purchase shares of Common Stock under the Employee Plan and to determine the restrictions, terms and conditions of all such options granted as well as to interpret the provisions of the Employee Plan, any agreements relating to awards granted under the Employee Plan, and to supervise the administration of the Employee Plan.

    No Incentive Stock Options may be granted to any person for which the "fair market value," as defined within the Employee Plan, determined as of the time an Incentive Stock Option is granted to such person, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such person during any calendar year under all plans of the Company and its subsidiaries, shall exceed $100,000.

    Subject to the provisions of the Employee Plan with respect to death, retirement and termination of employment, the term of each option shall be for such period as the Committee shall determine as set forth in the applicable option agreement, but not more than (i) five years from the date of grant in the case of Incentive Stock Options held by 10% or greater shareholders and (ii) ten years from the date of grant in the case of all other Incentive Stock Options.

    The Employee Plan is intended to comply in all respects with Rule 16b-3 under the Exchange Act.

1996 OUTSIDE DIRECTORS' STOCK OPTION PLAN

    In September 1996, the Company's Board of Directors adopted, and the Company's shareholders approved, the Directors' Plan for purposes of securing for the Company and its shareholders the benefits arising from stock ownership by outside directors. Each outside director who becomes a director after March 1, 1996 shall receive an initial grant of an option to purchase 15,000 shares of Common Stock. To the extent that shares of Common Stock remain available for the grant of options under the Directors' Plan on April 1 of each year, commencing on April 1, 1997, each outside director shall automatically be granted an option to purchase 10,000 shares of Common Stock. Options granted under the Directors' Plan shall be exercisable in three equal installments, commencing on the first anniversary of the grant date. The exercise price of such options is the closing price of the Company's Common Stock on Nasdaq on the business day immediately prior to grant. As of the date of this Prospectus, 250,000 shares of Common Stock have been reserved for issuance under the Directors' Plan and the Company has granted 100,000 options to purchase shares of Common Stock under the Directors' Plan at a weighted average exercise price of $4.10 per share, none of which are currently exercisable. The Directors' Plan is intended to comply in all respects with Rule 16b-3 under the Exchange Act.

1994 NON-STATUTORY STOCK OPTION PLAN

    In 1994, the Company adopted a non-statutory stock option plan, which was subsequently terminated. As of the date of this Prospectus, options to purchase 50,000 shares of Common Stock are outstanding under such plan.

                              CERTAIN TRANSACTIONS

    The Company hired Interstate Interior Services ("Interstate") as a subcontractor on certain of its projects. The President of Interstate is the sister of Alan G. Friedberg, the President of the Renovation Division of the Company. During 1996 and from August 1, 1995, the date the Company acquired its hospitality restoration business, to December 31, 1995, the Company paid fees of $172,786 and $712,137, respectively, to Interstate.

    See "Business--History of the Company" for a description of the agreement whereby the Company sold its lighting business to Ms. Tova Schwartz, the Company's former Chief Executive Officer and President.

    In February 1996, the Company engaged Resource Holdings as a financial advisor until December 31, 1997. As compensation for such engagement, the Company granted Resource Holdings a five-year option to purchase 500,000 shares of Common Stock at an exercise price of $2.00 per share and paid a retainer of $10,000 per month for one year. Richard Bartlett, a director of the Company, is a Managing Director of Resource Limited. In connection with the Apollo Joint Venture, on April 10, 1997, the Company and Resource Holdings entered into a financial advisory agreement pursuant to which Resource Holdings agreed to assist the Company in connection with negotiations relating to the Apollo Joint Venture and to provide general financial advisory, strategic planning and acquisition advice to the Company. In consideration for those services, the Company agreed to pay to Resource Holdings 16 1/2% of certain distributions received by the Company from the Apollo Joint Venture (after certain distributions to the joint venture parties and returns on capital invested in each project in which the Apollo Joint Venture participates) and such additional fees to be mutually agreed upon between Resource Holdings and the Company. The Company has not paid any amounts to Resource Holdings pursuant to this agreement.

    In April 1996, the Company and Watermark agreed to adjust the purchase price paid for the assets and business of AGF resulting in a $350,000 note payable to the Company from Watermark LLC.

    The Company is currently renovating Watermark LLC's corporate headquarters. The Company bills Watermark LLC regularly for such services. At December 31, 1996, the Company had a receivable of $492,124 from Watermark LLC, which was collected in full during the first quarter of 1997. During 1997, the Company and Watermark LLC renegotiated the renovation contract to provide for fees more consistent with a project of similar scope and complexity. As a result of the renegotiation, the Company recognized additional revenue for the six months ended June 30, 1997 of $780,183. As of June 30, 1997 the Company had a receivable of $1,223,529, including $311,681 of costs in excess of billings, from Watermark LLC. See "Risk Factors--History of Losses," "--Control by Certain Shareholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    See "Business--Apollo Joint Venture" for a description of the agreement whereby the Company entered into a joint venture with Apollo and Watermark LLC, an affiliate of Watertone, a holder in excess of 10% of the Company's outstanding Common Stock.

    All future and ongoing transactions and loans with officers, directors and principal shareholders of the Company will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of the disinterested directors of the Company.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the Shares offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person listed below is 450 Park Avenue, Suite 2603, New York, New York 10022.

                                                                                          PERCENT OF CLASS(2)
                                                                                    --------------------------------
                                                                        SHARES                            UPON
                                                                     BENEFICIALLY                     COMPLETION OF
BENEFICIAL OWNER(1)                                                     OWNED       BEFORE OFFERING   THE OFFERING
------------------------------------------------------------------  --------------  ---------------  ---------------
Watertone Holdings, LP(3).........................................       1,800,000         23.03%           16.64%
Watermark Limited, LLC(3).........................................       1,800,000         23.03%           16.64%
Robert A. Berman(3)...............................................       1,800,000         23.03%           16.64%
Tova Schwartz(4)..................................................         493,155          6.31%            4.56%
John C. Shaw(5)...................................................         411,666          5.07%            3.70%
Richard A. Bartlett(6)............................................         413,166          5.03%            3.72%
Jerry M. Seslowe(7)...............................................         403,334          4.97%            3.63%
Leonard Parker....................................................         300,000          3.84%            2.77%
Douglas Parker....................................................         190,000          2.43%            1.76%
Alan G. Friedberg(8)..............................................         310,000          2.62%            2.79%
Howard G. Anders(9)...............................................         204,500          1.94%            1.86%
Guillermo A. Montero(10)..........................................         187,500          1.88%            1.70%
Louis K. Adler(11)................................................          80,000         *                *
George Asch(12)...................................................          80,000         *                *
Scott A. Kaniewski(13)............................................           7,000         *                *
All Officers and Directors as a group (10 persons)(14)............       3,572,166         40.49%           30.22%

------------------------

*   Less than 1%

(1) Except as outlined herein, the persons named in the table, to the Company's knowledge, have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) Calculations assume that all options and warrants which are exercisable within 60 days after the date hereof have been exercised.

(3) The address for each of Watertone and Watermark LLC is c/o Varner, Stephens, Humphries & White, Suite 1700 Riverwood, 3350 Cumberland Circle, Atlanta, Georgia 30339. Consists of 1,800,000 shares of Common Stock held by Watertone, as to which each of Watermark LLC and Mr. Berman are attributed beneficial ownership pursuant to Rule 13d-3 of the Exchange Act ("Rule 13d-3"). Watermark LLC (as the general partner of Watertone) and Mr. Berman (as the sole Manager of Watermark LLC) each have sole power to vote and dispose of the 1,800,000 shares of Common Stock. Watermark LLC disclaims beneficial ownership of all shares held by Watertone, other than those shares deemed to be beneficially owned by it pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act.

(4) The address for Ms. Schwartz is 11 Wedgewood Lane, Lawrence, New York 10178.

(5) The address for Mr. Shaw is c/o Resource Holdings Associates, L.P., 520 Madison Avenue, 40th Floor, New York, New York, 10022. Consists of (i) 100,516 shares of Common Stock owned individually by Mr. Shaw; (ii) 11,150 shares of Common Stock held by The Shaw Foundation, as to which Mr. Shaw is attributed beneficial ownership pursuant to Rule 13d-3; and (iii) 300,000 shares of Common Stock underlying the Option as to which Mr. Shaw is attributed beneficial ownership pursuant to Rule 13d-3. Mr. Shaw has sole power to vote and dispose of the 100,516 shares of Common Stock he owns individually and the 11,150 shares held by The Shaw Foundation. Mr. Shaw, as a Managing Director of Resource Holdings Limited, has shared power to vote and dispose of the 300,000 shares of Common Stock underlying the Option. Mr. Shaw disclaims beneficial ownership of all shares beneficially owned by Resource Holdings and the Shaw Foundation, other than those shares deemed to be beneficially owned by him pursuant to Rule 16a- 1(a)(2)(ii)(B) of the Exchange Act.

(6) The address for Mr. Bartlett is c/o Resource Holdings Associates, L.P., 520 Madison Avenue, 40th Floor, New York, New York, 10022. Consists of (i) 108,166 shares of Common Stock owned individually by Mr. Bartlett; (ii) 5,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Bartlett; and (iii) 300,000 shares of Common Stock underlying an option granted to Resource Holdings by the Company as partial compensation for services rendered as a consultant (the "Option") as to which Mr. Bartlett is attributed beneficial ownership pursuant to Rule 13d-3. Mr. Bartlett has sole power to vote and dispose of the 108,166 shares of Common Stock he owns individually. Mr. Bartlett, as a Managing Director of Resource Holdings Limited, has shared power to vote and dispose of the 300,000 shares of Common Stock underlying the Option. Mr. Bartlett disclaims beneficial ownership of all shares beneficially owned by Resource Holdings, other than those shares deemed to be beneficially owned by him pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act.

(7) The address for Mr. Seslowe is c/o Resource Holdings Associates, L.P., 520 Madison Avenue, 40th Floor, New York, New York, 10022. Consists of (i) 103,334 shares of Common Stock owned individually by Mr. Seslowe; and (ii) 300,000 shares of Common Stock underlying the Option as to which Mr. Seslowe is attributed beneficial ownership pursuant to Rule 13d-3. Mr. Seslowe has sole power to vote and dispose of the 103,334 shares of Common Stock he owns individually. Mr. Seslowe, as a Managing Director of Resource Holdings Limited, has shared power to vote and dispose of the 300,000 shares of Common Stock underlying the Option. Mr. Seslowe disclaims beneficial ownership of all shares beneficially owned by Resource Holdings, other than those shares deemed to be beneficially owned by him pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act.

(8) Consists of (i) 10,000 shares of Common Stock held individually by Mr. Friedberg; and (ii) 300,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Friedberg.

(9) Consists of (i) 4,500 shares of Common Stock held individually by Mr. Anders; and (ii) 200,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Anders.

(10) Consists of 187,500 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Montero. Does not include 19,792 shares of Common Stock held by Mr. Montero's wife Maria Elizabeth Leon, as to which Mr. Montero disclaims beneficial ownership pursuant to Rule 16a-1(a)(2)(ii)(A) of the Exchange Act.

(11) Consists of (i) 75,000 shares of Common Stock owned individually by Mr. Adler; and (ii) 5,000 shares of Common Stock issuable upon exercise of presently exercisable options currently held by Mr. Adler.

(12) Consists of (i) 75,000 shares of Common Stock owned individually by Mr. Asch; and (ii) 5,000 shares of Common Stock issuable upon exercise of presently exercisable options held by Mr. Asch.

(13) Consists of (i) 2,000 shares of Common Stock owned individually by Mr. Kaniewski; and (ii) 5,000 shares of Common Stock issuable upon exercise of presently exercisable options held by Mr. Kaniewski.

(14) Includes options to purchase 1,007,500 shares of Common Stock at exercise prices ranging from $1.275 to $2.75 per share.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of certain terms of the Common Stock and the Preferred Stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and By-laws, each as amended, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

DESCRIPTION OF COMMON STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the issuance of 20,000,000 shares of Common Stock. As of June 30, 1997, there were 7,814,739 shares of Common Stock issued and outstanding. All outstanding shares of Common Stock are, and the Shares offered hereby will be, validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to share ratably in such dividends and distributions as may from time to time be declared by the Board of Directors of the Company from funds legally available therefor and upon liquidation will be entitled to share ratably in any assets of the Company legally available for distribution to holders of the Common Stock. The Company's Certificate of Incorporation and By-Laws, each as amended, do not confer any preemptive, subscription, redemption or conversion rights on the holders of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of shareholders. There is no provision in the Company's Certificate of Incorporation or By-Laws, each as amended, for cumulative voting, which means that holders of a majority of the voting power may elect all of the directors.

DESCRIPTION OF PREFERRED STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the issuance of 3,000,000 shares of Preferred Stock and, in connection with the acquisition of LPC the Company has issued 200,000 of such shares of Preferred Stock as 6% Redeemable Convertible Preferred Stock (the "LPC Preferred"). The LPC Preferred has a stated value of $25 per share (the "Stated Value").

    The holders of LPC Preferred are entitled to receive cash dividends at the rate of six percent (or $1.50) per annum per share of LPC Preferred (the "Preferred Dividend"), accruing from the date of issuance and payable commencing March 31, 1998. If the Company is legally capable of paying the Preferred Dividend and elects to accrue such amount, such accrued dividends shall bear interest at the rate of 13 1/2% per annum until paid. The holders of the LPC Preferred are also entitled to receive out of the cumulative net profits of Parker Reorder (the "Cumulative Net Profits"), an annual cash payment (the Participating Dividend") equal to 20% of (i) the Cumulative Net Profits of Parker Reorder measured from January 1, 1997, less (ii) all Participating Dividends previously made to the holders of the LPC Preferred. The holders of the LPC Preferred are also entitled to a liquidation preference.

    The LPC Preferred is convertible, at any one time during the period from January 10, 1998 to January 10, 2001, into (i) 1,000,000 shares of Common Stock, subject to upward adjustment to a maximum of 5,000,000 shares in the event that the market price of the Common Stock is below $5.00 at the time of conversion or
(ii) 9.80% of the outstanding capital stock of Parker Reorder. The LPC Preferred is also redeemable, at any time after January 10, 2002, at the request of the holders of all of the LPC Preferred, at a redemption price (the "Redemption Price") equal to the Stated Value for each such share of LPC Preferred, plus an amount equal to all accrued and unpaid Preferred Dividends and interest thereon, if any. At any time after January 10, 2000, the Company shall have the option to redeem the LPC Preferred at the Redemption Price.

    The holders of LPC Preferred are entitled to vote on all matters submitted to the holders of the Common Stock and each share of LPC Preferred is entitled to 4.17 votes. The holders of record of the LPC Preferred, voting as a class, are entitled to elect two directors to the Company's Board of Directors at any time that any of the LPC Preferred is outstanding.

INDEMNIFICATION OF DIRECTORS

    As permitted by the New York Business Corporation Law (the "NYBCL"), the Company's Certificate of Incorporation and its By-Laws, each as amended, limit the personal liability of directors of the Company or its shareholders for damages for any breach of duty in such capacity. Liability is not eliminated for
(i) any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he is not legally entitled or (ii) any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

NEW YORK BUSINESS CORPORATION LAW

    The Company is subject to the NYBCL. Section 1600 of the NYBCL, known as the "Security Takeover Disclosure Act," applies to "takeover bids," generally defined to mean the acquisition of or offer to acquire by an offeror from an offeree, pursuant to a tender offer or request or invitations for tenders, any equity security of a target company, if after acquisition thereof, the offeror would, directly or indirectly, be a beneficial owner of more than five percent of any class of the issued and outstanding equity securities of such target company.

    No offeror shall make a takeover bid unless as soon as practicable on the date of commencement on the takeover bid he files with the New York Attorney General and delivers to the target company at its principal executive offices a registration statement containing certain specified information as set forth in
Section 1603 of the NYBCL.

    The foregoing discussion of certain provisions of the NYBCL is qualified in its entirety by reference to those NYBCL provisions. The area of state anti-takeover law has been rapidly changing in recent years. For example, certain state statutes have been contested on the basis of federal preemption and other theories. Moreover, the anti-takeover laws do not completely insulate corporations from hostile takeovers and do not change existing law concerning directors' fiduciary duties to shareholders. Shareholders are therefore urged to consult their respective legal counsel regarding applicable anti-takeover laws and their effect on the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

    The Company's transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

LISTING ON AMEX

    The Company's Common Stock was formerly quoted on Nasdaq under the symbol "ROOM." The Common Stock is currently listed on the AMEX under the symbol "HWS."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 10,814,739 shares of Common Stock issued and outstanding. Of these shares, a total of 6,696,168 shares of Common Stock (including the 3,000,000 shares offered hereby) will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act (who would be required to sell under Rule 144 under the Securities Act). The remaining 4,118,571 shares of Common Stock outstanding upon completion of the Offering will be Restricted Shares.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 108,147 shares upon completion of the Offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sales. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

    The Company, its officers and directors and Watertone, who beneficially own an aggregate of 2,564,666 shares of Common Stock (together with an aggregate of 1,365,000 shares of Common Stock underlying outstanding options), have agreed that, without the prior written consent of Jefferies, he, she or it will not, during the period ending 180 days after the date of the Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Jefferies may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

    No predictions can be made as to the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities in the future. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement") between the Company and Jefferies, as representative of the several underwriters named below (collectively, the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have agreed, severally and not jointly, through Jefferies, to purchase the number of shares of Common Stock set forth opposite their respective names in the table below at the price set forth on the cover page of this Prospectus.

UNDERWRITERS                                                                                     NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Jefferies & Company, Inc.......................................................................       2,230,000
Credit Lyonnaise Securities (USA) Inc..........................................................          70,000
Equitable Securities Corporation...............................................................          70,000
Everen Securities, Inc.........................................................................          70,000
Fahnestock & Co. Inc...........................................................................          70,000
First of Michigan Corporation..................................................................          70,000
Furman Selz LLC................................................................................          70,000
Gerard Klauer Mattison & Co., LLC..............................................................          70,000
Janney Montgomery Scott Inc....................................................................          70,000
Legg Mason Wood Walker, Incorporated...........................................................          70,000
Morgan Keegan & Company, Inc...................................................................          70,000
William Blair & Company, L.L.C.................................................................          70,000
                                                                                                 -----------------

        Total..................................................................................       3,000,000
                                                                                                 -----------------
                                                                                                 -----------------

    The Underwriting Agreement provides that the obligation of the Underwriters to purchase the shares of Common Stock offered hereby is subject to certain conditions. The Underwriters are committed to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased.

    The Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.42 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share to certain other dealers. After the Offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by Jefferies.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase 450,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has agreed with Jefferies not to offer, issue or sell any shares of Common Stock or securities exercisable for or convertible into shares of Common Stock for a period of 180 days from the date of this Prospectus, subject to certain limited exceptions, without prior written consent of Jefferies. The Company's officers and directors and Watertone who beneficially own an aggregate of 2,564,666 shares of Common Stock (together with an aggregate of 1,365,000 shares of Common Stock underlying outstanding options), have agreed not to publicly sell or otherwise dispose of their shares of Common Stock, securities of the Company convertible into or exercisable or exchangeable for, shares of Common Stock, or shares of Common Stock received upon conversion, exercise, or exchange of such securities, without the prior written consent of Jefferies for a period of 180 days from the date of this Prospectus.

    Subject to the sale of all 3,000,000 shares of Common Stock offered hereby, the Company has also agreed to issue to Jefferies warrants (the "Jefferies' Warrants") to purchase 2.5% of the outstanding Common Stock on a fully diluted basis after completion of the Offering at an exercise price of $12.00 per share. The holders will have certain registration rights with respect to the Common Stock issuable upon exercise of the Jefferies' Warrants.

    In order to facilitate the Offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

    The legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Counsel for the Underwriters in connection with this Offering is Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111.

                                    EXPERTS

    The financial statements of Hospitality Worldwide Services, Inc. and Subsidiary and The Leonard Parker Company and Affiliates, except for The Leonard Parker Company (Africa) (Proprietary) Limited, included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, and is included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The financial statements of The Leonard Parker Company (Africa) (Proprietary) Limited which are not separately included in this Prospectus have been audited by Fotinakis Phitidis
(SA), to the extent and for the periods set forth in their reports appearing elsewhere herein, and is included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the

Internet at http://www.sec.gov. The Common Stock is listed on the AMEX and such reports, proxy statements and other information may also be inspected at the offices of the AMEX, 86 Trinity Street, New York, New York 10006.

    The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby (such Registration Statement with all exhibits, and amendments thereto being referred to hereinafter as the "Registration Statement"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. The statements contained in this Prospectus as to the contents of any contract or any other document in this Prospectus are not necessarily complete and, in each instance, reference is made to the copy of such Registration Statement, each such statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge and copied at the Commission's Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 upon payment of the fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                             CHANGE IN ACCOUNTANTS

    On March 14, 1996, the Company dismissed Arthur Andersen LLP ("Andersen") as its independent accountants. The Company's Board of Directors approved such dismissal. Andersen's accountant's report on the financial statements of the Company for the prior two years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. On March 15, 1996, BDO Seidman, LLP was engaged as new independent accountants to the Company.

              HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARY
                 AND THE LEONARD PARKER COMPANY AND AFFILIATES

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARY AND THE LEONARD PARKER COMPANY AND AFFILIATES

Unaudited Pro Forma Condensed Consolidated Financial Information...........................................         P-2

Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996
  (unaudited)..............................................................................................         P-3

Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1996
  (unaudited)..............................................................................................         P-4

Notes to Pro Forma Condensed Consolidated Statements of Operations.........................................         P-5

              HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARY
                 AND THE LEONARD PARKER COMPANY AND AFFILIATES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    On January 10, 1997, Hospitality Worldwide Services, Inc. (the "Company") acquired The Leonard Parker Company and Affiliates ("LPC"), including its then subsidiary, Parker Reorder Corporation ("Parker Reorder").

    The $12,436,229 purchase price of LPC consisted of 1,250,000 newly issued shares of Common Stock and 200,000 shares of 6% redeemable convertible preferred stock, $25 stated value, convertible on a formula basis, into 1,000,000 shares of Common Stock (subject to upward adjustment to a maximum of 5,000,000 shares in the event that the market price of the Common Stock is below $5.00 at the time of conversion) during the period from January 10, 1998 to January 10, 2000. The acquisition has been accounted for as a purchase with the results of LPC and Parker Reorder included in the consolidated financial statements of the Company from the date of acquisition.

    The accompanying unaudited pro forma condensed consolidated statements of operations illustrate the effect of the acquisition of LPC on the Company's results of operations. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and six months ended June 30, 1996, assume the acquisition of LPC took place on January 1, 1996.

    The unaudited pro forma condensed consolidated statements of operations have been included as required and allowed by the rules of the Commission and are provided for comparative purposes only. The pro forma statements of operations do not purport to be indicative of the results which would have been obtained if the acquisition had been effected on the date indicated or which may be obtained in the future. The unaudited pro forma condensed consolidated statements of operations are based on management's current estimate of the fair value of the securities issued to the former owners of LPC.

    The accompanying unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the respective historical financial statements of the Company and those of LPC, which are contained elsewhere herein.

              HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARY
                 AND THE LEONARD PARKER COMPANY AND AFFILIATES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                   PRO FORMA
                                                       HWS            LPC       ADJUSTMENTS (B)    PRO FORMA
                                                  -------------  -------------  ---------------  -------------
Revenues........................................  $  24,367,112  $  58,700,612   $    --         $  83,067,724
                                                  -------------  -------------                   -------------
Cost of revenues................................     18,289,924     51,881,883        --            70,171,807
Selling, general and administrative expenses....      3,218,520      8,566,005         400,000(1)    10,309,525
                                                                                    (1,875,000)(2)
                                                  -------------  -------------  ---------------  -------------
                                                     21,508,444     60,447,888      (1,475,000)     80,481,332
                                                  -------------  -------------  ---------------  -------------
Income (loss) from operations...................      2,858,668     (1,747,276)      1,475,000       2,586,392
Other income (expense):
  Interest income...............................          1,141        259,251        --               260,392
  Interest expense..............................        (26,101)       (18,572)       --               (44,673)
                                                  -------------  -------------  ---------------  -------------
Income (loss) before provision for income
  taxes.........................................      2,833,708     (1,506,597)      1,475,000       2,802,111
Provision for income taxes......................        926,325         45,571          94,950(4)     1,066,946
                                                  -------------  -------------  ---------------  -------------
Income (loss) from continuing operations........      1,907,383     (1,552,168)      1,379,950       1,735,165
Dividends on preferred shares...................       --             --               300,000(3)       300,000
                                                  -------------  -------------  ---------------  -------------
Income (loss) applicable to common
  shareholders..................................  $   1,907,383  $  (1,552,168)  $   1,079,950   $   1,435,165
                                                  -------------  -------------  ---------------  -------------
                                                  -------------  -------------  ---------------  -------------
Income per share:
  Continuing operations.........................  $        0.27                                  $        0.17
                                                  -------------                                  -------------
                                                  -------------                                  -------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING...................................      7,192,361                                      8,442,361
                                                  -------------                                  -------------
                                                  -------------                                  -------------

            See accompanying notes to pro forma financial statements

              HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARY
                 AND THE LEONARD PARKER COMPANY AND AFFILIATES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                                      PRO FORMA
                                                        HWS            LPC         ADJUSTMENTS (B)      PRO FORMA
                                                    ------------  -------------  -------------------  -------------
Revenues..........................................  $  9,416,764  $  27,406,358     $    --           $  36,823,122
                                                    ------------  -------------  -------------------  -------------
Cost of revenues..................................     6,990,707     24,131,228          --              31,121,935
Selling, general and administrative expenses......     1,418,151      2,483,771           200,000(1)      4,158,922
                                                                                           57,000(2)
                                                    ------------  -------------  -------------------  -------------
                                                       8,408,858     26,614,999           257,000        35,280,857
                                                    ------------  -------------  -------------------  -------------
Income (loss) from operations.....................     1,007,906        791,359          (257,000)        1,542,265
Interest income...................................         2,706        149,910          --                 152,616
                                                    ------------  -------------  -------------------  -------------
Income (loss) before provision for income taxes...     1,010,612        941,269          (257,000)        1,694,881
Provision for income taxes........................       271,653         24,297           354,000(4)        649,950
                                                    ------------  -------------  -------------------  -------------
Income (loss) from continuing operations..........       738,959        916,972          (611,000)        1,044,931
Dividends on preferred shares.....................            --             --           150,000(3)        150,000
                                                    ------------  -------------  -------------------  -------------
Income (loss) applicable to common shareholders...  $    738,959  $     916,972     $    (761,000)    $     894,931
                                                    ------------  -------------  -------------------  -------------
                                                    ------------  -------------  -------------------  -------------
Income per share:
  Continuing operations...........................  $       0.11                                      $        0.11
                                                    ------------                                      -------------
                                                    ------------                                      -------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING.....................................     7,027,990                                          8,277,990
                                                    ------------                                      -------------
                                                    ------------                                      -------------

            See accompanying notes to pro forma financial statements

NOTE A

    (1) The components of the purchase price of the net assets of LPC are as follows:

Components of Purchase Price:
    Preferred Stock Issued.....................................................  $5,000,000
    Common Stock Issued........................................................   6,953,190
    Accrual for acquisition costs..............................................     483,039
                                                                                 ----------
    Purchase price.............................................................  12,436,229
    Tangible net worth acquired................................................    (348,190)
                                                                                 ----------
    Goodwill...................................................................  $12,088,039

NOTE B

    The pro forma adjustments to the unaudited pro forma condensed consolidated statements of income are as follows:

                                                                                         DECEMBER 31,    JUNE 30,
                                                                                             1996          1996
                                                                                         -------------  ----------
(1) Amortization of goodwill over an estimated useful life of 30 years.................  $     400,000  $  200,000

(2) Adjust historical compensation of officers to compensation per employment
    agreements entered into at date of acquisition.....................................  $  (1,875,000) $   57,000

(3) To record dividends of 6% on preferred stock.......................................  $     300,000  $  150,000

(4) To provide for additional income taxes on LPC's pro forma income. Prior to the
    acquisition, LPC was treated as an S Corporation for tax purposes..................  $      94,950  $  354,000

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                            -----------
HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARIES

Report of Independent Certified Public Accountants........................................................         F-2

Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited).........................         F-3

Consolidated Statements of Operations for the years ended December 31, 1995 and 1996 and the six months
  ended June 30, 1996 and 1997 (unaudited)................................................................         F-4

Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1996
  and the six months ended June 30, 1997 (unaudited)......................................................         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the six months
  ended June 30, 1996 and 1997 (unaudited)................................................................         F-6

Notes to Consolidated Financial Statements................................................................         F-8

THE LEONARD PARKER COMPANY AND AFFILIATES

Report of Independent Certified Public Accountants........................................................        F-23

Reports of Independent Chartered Accountants..............................................................        F-24

Combined Balance Sheet as of December 31, 1996............................................................        F-26

Combined Statements of Operations for the years ended December 31, 1995 and 1996..........................        F-27

Combined Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996................        F-28

Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996..........................        F-29

Summary of Accounting Policies............................................................................        F-31

Notes to Combined Financial Statements....................................................................        F-33

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors

Hospitality Worldwide Services, Inc.

New York, New York

    We have audited the accompanying consolidated balance sheet of Hospitality Worldwide Services, Inc. (formerly Light Savers U.S.A., Inc.) and subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hospitality Worldwide Services, Inc. and subsidiary as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                           /s/ BDO Seidman, LLP
                                           ---------------------

                                           BDO Seidman, LLP

New York, New York

March 21, 1997

             HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                ASSETS (NOTE 8)

                                                                                       DECEMBER 31, 1996  JUNE 30, 1997
                                                                                       -----------------  -------------
                                                                                                           (UNAUDITED)
Current Assets:
  Cash and cash equivalents..........................................................    $     276,191    $   1,434,878
  Accounts receivable, net of allowance for doubtful accounts of $50,000 and $357,316
    (Notes 5 and 10b)................................................................        3,134,841       11,567,273
  Current portion of note receivable-related party (Note 3)..........................           70,000           60,000
  Costs and estimated earnings in excess of billings on uncompleted contracts (Note
    6)...............................................................................        2,176,907        2,050,731
  Advances to vendors................................................................               --        2,181,540
  Prepaid and other current assets...................................................          421,303          910,689
                                                                                       -----------------  -------------
        Total current assets.........................................................        6,079,242       18,205,111
Property and equipment, less accumulated depreciation of
  $61,711 and $184,799 (Note 7)......................................................          142,877        1,719,724
Goodwill ($6,559,639 and $18,676,325) and other intangible ($1,287,500 at June 30,
  1997), less accumulated amortization of $549,970 and $977,543 (Note 3).............        6,049,669       18,986,282
Notes receivable-related party, less current portion (Note 3)........................          280,000          265,273
Deferred taxes (Note 9)..............................................................           65,280           40,071
Other assets.........................................................................          133,022          241,921
                                                                                       -----------------  -------------
                                                                                         $  12,750,090    $  39,458,382
                                                                                       -----------------  -------------
                                                                                       -----------------  -------------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Loan payable-bank (Note 8a)........................................................    $   1,400,000    $   2,495,000
  Note payable (Note 8b).............................................................         --              2,200,000
  Current portion of notes payable and capital lease obligations (Note 8c)...........         --                 60,000
  Accounts payable (Note 5)..........................................................        1,175,068        4,726,435
  Accrued and other liabilities......................................................        1,897,389        2,765,567
  Billings in excess of costs and estimated earnings on uncompleted
    contracts (Note 6)...............................................................          200,802          463,975
  Customer deposits..................................................................         --              6,122,950
  Income taxes payable...............................................................          297,860          273,292
                                                                                       -----------------  -------------
        Total current liabilities....................................................        4,971,119       19,107,219
Notes payable and capital lease obligations, net of current portion..................         --                 99,014
                                                                                       -----------------  -------------
                                                                                             4,971,119       19,206,233
                                                                                       -----------------  -------------
Commitments and contingency (Notes 10c and 11)

Stockholders' equity: (Notes 3, 13 and 14)
  Preferred stock, 3,000,000 shares authorized, 200,000 shares of 6% redeemable
    convertible, $25 stated value per share, issued and outstanding..................         --              5,000,000
  Common stock, $.01 par value, 20,000,000 shares authorized, 6,725,655 and 7,814,739
    outstanding (1,000,000 shares held in treasury)..................................           72,257           88,148
  Additional paid-in capital.........................................................        8,185,410       17,193,991
  Treasury stock.....................................................................         (715,000)      (2,925,000)
  Foreign currency translation adjustment............................................         --                (12,867)
  Retained earnings..................................................................          236,304          907,877
                                                                                       -----------------  -------------
        Total stockholders' equity...................................................        7,778,971       20,252,149
                                                                                       -----------------  -------------
                                                                                         $  12,750,090    $  39,458,382
                                                                                       -----------------  -------------
                                                                                       -----------------  -------------

          See accompanying notes to consolidated financial statements

             HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,              JUNE 30,
                                                        ----------------------------  ---------------------------
                                                            1995           1996           1996          1997
                                                        -------------  -------------  ------------  -------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Revenues (Notes 10 and 12)............................  $   4,980,291  $  24,367,112  $  9,416,764  $  37,707,498
                                                        -------------  -------------  ------------  -------------
Cost of revenues (Notes 10 and 12)....................      3,823,779     18,289,924     6,990,707     29,694,278
Selling, general and administrative expenses..........      1,619,189      3,218,520     1,418,151      6,259,562
                                                        -------------  -------------  ------------  -------------
                                                            5,442,968     21,508,444     8,408,858     35,953,840
                                                        -------------  -------------  ------------  -------------
    Income (loss) from operations.....................       (462,677)     2,858,668     1,007,906      1,753,658
                                                        -------------  -------------  ------------  -------------
Other income (expense):
  Interest expense....................................        (13,007)       (26,101)      --            (143,024)
  Interest income.....................................        120,257          1,141         2,706         28,255
                                                        -------------  -------------  ------------  -------------
                                                              107,250        (24,960)        2,706       (114,769)
                                                        -------------  -------------  ------------  -------------
    Income (loss) before provision for income taxes...       (355,427)     2,833,708     1,010,612      1,638,889
Provision for income taxes (Note 9)...................         25,000        926,325       271,653        817,316
                                                        -------------  -------------  ------------  -------------
    Income (loss) from continuing operations..........       (380,427)     1,907,383       738,959        821,573
                                                        -------------  -------------  ------------  -------------
Discontinued operations: (Note 4).....................
  Loss from discontinued operations...................       (336,736)       (64,705)      --            --
  Loss on disposal of discontinued operations.........       (398,806)      --             --            --
                                                        -------------  -------------  ------------  -------------
  Loss from discontinued operations...................       (735,542)       (64,705)      --            --
                                                        -------------  -------------  ------------  -------------
Net income (loss).....................................     (1,115,969)     1,842,678       738,959        821,573
  Preferred dividends.................................       --             --             --             150,000
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------
Net income (loss) applicable to common shareholders...  $  (1,115,969) $   1,842,678  $    738,959  $     671,573
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------
Primary:
  Net income (loss) per share from continuing
    operations........................................  $       (0.07) $        0.27  $       0.11  $        0.07
                                                        -------------  -------------  ------------  -------------
  Discontinued operations:
    Loss from operations..............................          (0.06)         (0.01)      --            --
    Loss on disposal..................................          (0.07)      --             --            --
                                                        -------------  -------------  ------------  -------------
                                                                (0.13)         (0.01)      --            --
                                                        -------------  -------------  ------------  -------------
  Net income (loss) per share.........................  $       (0.20) $        0.26  $       0.11  $        0.07
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------
Fully Diluted:
  Net income (loss) per share from continuing
    operations........................................  $       (0.07) $        0.26  $       0.11  $        0.07
                                                        -------------  -------------  ------------  -------------
  Discontinued operations:
    Loss from operations..............................          (0.06)         (0.01)      --            --
    Loss on disposal..................................          (0.07)      --             --            --
                                                        -------------  -------------  ------------  -------------
                                                                (0.13)         (0.01)      --            --
                                                        -------------  -------------  ------------  -------------
  Net income (loss) per share.........................  $       (0.20) $        0.25  $       0.11  $        0.07
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------
Weighted average number of common and common
  equivalent shares outstanding.......................      5,653,052      7,192,361     7,027,990      9,105,219
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------

          See accompanying notes to consolidated financial statements.

             HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

     YEARS ENDED DECEMBER 31, 1995 AND 1996 AND PERIOD ENDED JUNE 30, 1997

                                   PREFERRED STOCK            COMMON STOCK                                    FOREIGN    UNREALIZED
                               ------------------------  ----------------------                ADDITIONAL    CURRENCY      LOSS ON
                                NUMBER OF       PAR       NUMBER OF      PAR      TREASURY      PAID IN     TRANSLATION  MARKETABLE
                                 SHARES        VALUE       SHARES       VALUE       STOCK       CAPITAL     ADJUSTMENT   SECURITIES
                               -----------  -----------  -----------  ---------  -----------  ------------  -----------  -----------
BALANCE, JANUARY 1, 1995.....      --       $   --        4,625,655   $  46,257  $   --       $  4,590,285   $  --        $ (52,938)
Issuance of 2.5 million
 shares in connection with
 acquisition (Note 3)........      --           --        2,500,000      25,000      --          3,275,000      --           --
Sale of available-for-sale
 securities..................      --           --           --          --          --            --           --           52,938
Net loss.....................      --           --           --          --          --            --           --           --
BALANCE, DECEMBER 31, 1995...      --           --        7,125,655      71,257      --          7,865,285      --           --
Purchase of treasury stock
 (Note 13)...................      --           --       (1,000,000)     --       (1,152,500)      --           --           --
Sale of treasury stock (Note
 13).........................      --           --          500,000      --          437,500        62,500      --           --
Stock issued in settlement of
 service contract liability
 (Note 13)...................      --           --           75,000         750      --            149,250      --           --
Stock options issued for
 consulting services (Note
 13).........................      --           --           --          --          --             44,000      --           --
Exercise of stock options and
 warrants....................      --           --           25,000         250      --             64,375      --           --
Net income...................      --           --           --          --          --            --           --           --
                               -----------  -----------  -----------  ---------  -----------  ------------  -----------  -----------
BALANCE, DECEMBER 31, 1996...      --           --        6,725,655      72,257     (715,000)    8,185,410      --           --
Exercise of stock options and
 warrants (unaudited) (Note
 13).........................      --           --          339,084       3,391      --            758,391      --           --
Purchase of treasury stock
 (unaudited) (Note 8b).......      --           --         (500,000)     --       (2,210,000)      --           --           --
Stock issued in connection
 with acquisition (Note 3)
 (unaudited).................     200,000     5,000,000   1,250,000      12,500      --          6,940,690      --           --
Issuance of warrants to joint
 venture partner (unaudited)
 (Note 15)...................      --           --           --          --          --          1,287,500      --           --
Foreign currency translation
 adjustment (unaudited)......      --           --           --          --          --            --          (12,867)      --
Stock options issued for
 consulting services
 (unaudited).................      --           --           --          --          --             22,000      --           --
Net income (unaudited).......      --           --           --          --          --            --           --           --
Preferred dividends
 (unaudited) (Note 15).......      --           --           --          --          --            --           --           --
                               -----------  -----------  -----------  ---------  -----------  ------------  -----------  -----------
BALANCE, JUNE 30,
 1997(unaudited).............     200,000   $ 5,000,000   7,814,739   $  88,148  $(2,925,000) $ 17,193,991   $ (12,867)   $  --
                               -----------  -----------  -----------  ---------  -----------  ------------  -----------  -----------
                               -----------  -----------  -----------  ---------  -----------  ------------  -----------  -----------


                                RETAINED       TOTAL
                                EARNINGS   STOCKHOLDERS'
                               (DEFICIT)      EQUITY
                               ----------  -------------
BALANCE, JANUARY 1, 1995.....  $ (490,405)  $ 4,093,199
Issuance of 2.5 million
 shares in connection with
 acquisition (Note 3)........      --         3,300,000
Sale of available-for-sale
 securities..................      --            52,938
Net loss.....................  (1,115,969)   (1,115,969)
BALANCE, DECEMBER 31, 1995...  (1,606,374)    6,330,168
Purchase of treasury stock
 (Note 13)...................      --        (1,152,500)
Sale of treasury stock (Note
 13).........................      --           500,000
Stock issued in settlement of
 service contract liability
 (Note 13)...................      --           150,000
Stock options issued for
 consulting services (Note
 13).........................      --            44,000
Exercise of stock options and
 warrants....................      --            64,625
Net income...................   1,842,678     1,842,678
                               ----------  -------------
BALANCE, DECEMBER 31, 1996...     236,304     7,778,971
Exercise of stock options and
 warrants (unaudited) (Note
 13).........................      --           761,782
Purchase of treasury stock
 (unaudited) (Note 8b).......      --        (2,210,000)
Stock issued in connection
 with acquisition (Note 3)
 (unaudited).................      --        11,953,190
Issuance of warrants to joint
 venture partner (unaudited)
 (Note 15)...................      --         1,287,500
Foreign currency translation
 adjustment (unaudited)......      --           (12,867)
Stock options issued for
 consulting services
 (unaudited).................      --            22,000
Net income (unaudited).......     821,573       821,573
Preferred dividends
 (unaudited) (Note 15).......    (150,000)     (150,000)
                               ----------  -------------
BALANCE, JUNE 30,
 1997(unaudited).............  $  907,877   $20,252,149
                               ----------  -------------
                               ----------  -------------

          See accompanying notes to consolidated financial statements.

             HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,               JUNE 30,
                                                        ----------------------------  ----------------------------
                                                            1995           1996           1996           1997
                                                        -------------  -------------  -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $  (1,115,969) $   1,842,678  $     738,959  $     671,573
  Adjustments to reconcile net income (loss) to net
    cash used for operating activities:
    Depreciation and amortization.....................        178,801        404,114        233,442        550,661
    Provision for losses on accounts receivable.......        125,366       (101,000)      (101,000)        79,232
    Write-off of accounts receivable..................       --             --             --             (110,904)
    Loss on disposal of discontinued operations.......        398,806       --             --             --
    Realized loss on sale of securities...............         52,938       --             --             --
    Stock options issued for services.................       --               44,000       --               22,000
    Deferred taxes....................................       --              (65,280)      --               25,209
    (Increase) decrease in current assets:
      Accounts receivable.............................       (539,439)    (1,447,005)    (2,308,139)    (2,273,812)
      Current assets of discontinued operations.......       (145,317)       145,317        145,317       --
      Costs and estimated earnings in excess of
        billings on uncompleted contracts.............       (129,734)    (2,047,173)       (37,030)       126,176
      Advances to vendors.............................       --             --             --           (1,626,971)
      Prepaid and other current assets................        182,029       (290,632)        31,083       (383,259)
    Increase (decrease) in current liabilities:
      Accounts payable................................        495,158        134,481        195,295     (1,068,398)
      Accrued and other liabilities...................        360,172        862,204        528,874        352,462
      Billings in excess of costs and estimated
        earnings on uncompleted contracts.............       (640,175)      (419,772)       140,050        263,173
      Customer deposits...............................       --             --             --            2,845,912
      Accrued loss on disposal of discontinued
        operations....................................       --             (398,806)      (398,806)      --
      Income taxes payable............................       --              297,860        271,653        (24,568)
    Increase (decrease) in other assets...............         (9,632)       (81,014)        17,003       (108,899)
                                                        -------------  -------------  -------------  -------------
NET CASH USED FOR OPERATING ACTIVITIES................       (786,996)    (1,120,028)      (543,299)      (660,413)
                                                        -------------  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale of marketable securities.......................      3,047,243       --             --             --
  (Purchase) sale of short-term marketable
  securities..........................................       (715,000)       715,000        715,000       --
  Payment for acquisition, net of acquired cash.......        125,966       --             --              688,925
  Purchase of property and equipment..................        (40,819)       (65,682)        (8,577)      (713,422)
                                                        -------------  -------------  -------------  -------------
NET CASH PROVIDED BY (USED FOR) INVESTING
  ACTIVITIES..........................................      2,417,390        649,318        706,423        (24,497)
                                                        -------------  -------------  -------------  -------------

             HOSPITALITY WORLDWIDE SERVICES, INC. AND SUBSIDIARIES

                                                                                            SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,               JUNE 30,
                                                        ----------------------------  ----------------------------
                                                            1995           1996           1996           1997
                                                        -------------  -------------  -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on loan payable-- bank.....  $     455,926  $   1,400,000  $    --        $   1,095,000
  Repayment of loan payable--bank.....................       --             (455,926)      (455,926)      --
  Purchase of treasury stock..........................       --           (1,152,500)      (437,500)    (2,210,000)
  Proceeds from sale of treasury stock................       --              500,000        499,200       --
  Note receivable.....................................     (2,574,521)      --             --               24,727
  Proceeds from borrowings on notes payable...........       --             --             --            2,200,000
  Repayment of notes payable and capital lease
  obligations.........................................       --             --             --              (15,045)
  Proceeds from issuance of stocks and warrants.......       --               64,625       --              761,782
                                                        -------------  -------------  -------------  -------------
NET CASH PROVIDED BY (USED FOR) FINANCING
  ACTIVITIES..........................................     (2,118,595)       356,199       (394,226)     1,856,464
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............       --             --             --              (12,867)
                                                        -------------  -------------  -------------  -------------
NET (DECREASE) INCREASE IN CASH.......................       (488,201)      (114,511)      (231,102)     1,158,687
CASH, BEGINNING OF PERIOD.............................        878,903        390,702        390,702        276,191
                                                        -------------  -------------  -------------  -------------
CASH, END OF PERIOD...................................  $     390,702  $     276,191  $     159,600  $   1,434,878
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest............................................  $      12,486  $      26,101  $    --        $     148,101
  Income taxes........................................       --              696,324       --              724,738

NON-CASH TRANSACTIONS:
Fair value (including goodwill) of net assets
  acquired............................................      5,450,000       --             --           11,953,500
Stock issued for assets acquired......................     (3,300,000)      --             --          (11,953,500)
Note payable for assets acquired......................     (2,150,000)      --             --             --
Stock issued in settlement of service contract
  liability...........................................       --              150,000       --             --
Settlement of debt by issuance of stock...............       --             (150,000)      --             --
Additional paid-in capital for fair value of warrants
  issued to joint venture partner.....................       --             --             --            1,287,500
Fair value of warrants issued to joint venture
  partner.............................................       --             --             --           (1,287,500)

          See accompanying notes to consolidated financial statements.

                      HOSPITALITY WORLDWIDE SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

1. ORGANIZATION AND BASIS OF PRESENTATION

    Over the past two years, Hospitality Worldwide Services, Inc. (the "Company") has evolved from a lighting fixture design, manufacturing and installation company formerly known as Light Savers, U.S.A., Inc., into an organization dedicated to providing a broad range of outsourcing services to the hospitality industry. These services include the procurement of hotel furniture, fixtures and equipment and the reorder of hotel operating supplies and equipment. In addition, the Company is also engaged in all aspects of the hotel renovation business. In August 1995, the Company acquired the assets comprising the business of Hospitality Restoration and Builders, Inc. ("HRB"), and in January 1997, the Company acquired The Leonard Parker Company and affiliates ("LPC"), including its then subsidiary, Parker Reorder Corporation ("Parker Reorder").

    Founded in 1969, LPC provides procurement services to hotel owners, operators and developers in the United States and internationally. HRB has provided a wide variety of renovation services to the hospitality industry for over 18 years. Parker Reorder provides hotel properties with the ability to order, on an as needed basis, any and all of the products used by such properties.

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, HRB, as of December 31, 1996, and HRB, LPC and Parker Reorder as of June 30, 1997. All significant intercompany balances and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

    The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 are presented as unaudited. In the opinion of management, these financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist solely of normal recurring accruals. The interim results of operations for the six months ended June 30, 1997 and 1996 are not necessarily indicative of the results to be expected for the full year or for any other interim period.

REVENUE RECOGNITION

    RENOVATION

    The Company recognizes revenues and earnings on contracts using the percentage of completion method, based primarily on contract costs incurred to date compared to total estimated contract costs.

    To the extent contracts extend over one year, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) known. Assets and liabilities related to contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.

    Revenues on short-term contracts are recognized based on the completed contract method, results of which are not materially different than the percentage of completion method for such contracts.

    At the time a loss on a contract becomes known, the amount of the estimated ultimate loss on both short and long-term contracts is accrued.

    Claims (cost recoveries from construction projects) are recorded when realization is probable and the amount can be reliably estimated.

    PROCUREMENT

    Revenues are recognized two ways; (i) as a purchaser and reseller of products, the Company recognizes all revenues associated with the products it purchases at the time of shipment of the respective product, and (ii) when the Company acts as an agent, revenue is recognized as service fee income at the time the service is provided. Revenues include both resale of product and service fee income.

    Customer deposits consist of amounts remitted to the Company by customers as deposits on specific contracts.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and shown net of depreciation. The Company provides for depreciation using the straight-line method over estimated useful lives (generally 3-7 years) for financial reporting purposes, and the accelerated method for income tax reporting purposes.

GOODWILL AND OTHER INTANGIBLE

    Goodwill is amortized on a straight-line basis over its estimated useful life of 17-30 years. The Company periodically evaluates goodwill based upon the expected undiscounted cash flow from the acquired business.

    Other intangible represents the fair value on the date of grant of a warrant to purchase 750,000 shares of Common Stock which is currently exercisable as to 250,000 shares (see Note 15), and is being amortized over a period of 5 years commencing May 1997.

NET INCOME (LOSS) PER SHARE OF COMMON STOCK

    Net income (loss) per share of common stock was computed by dividing the earnings (loss) by the weighted average number of common shares and common stock equivalents outstanding during the period.

INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under the asset and

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FOREIGN CURRENCY

    The Company has foreign operations in South Africa and Asia. With respect to the financial statements, the assets and liabilities of the foreign operations are translated to United States dollars ("U.S. $") at the rate prevailing on the balance sheet dates and the income statements have been translated from the functional currency to U.S. $ using an average exchange rate for the applicable period. Results of this translation process are accumulated as a separate component of stockholders' equity. Exchange gains or losses are included in operating expense in the accompanying consolidated statements of operations.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires that certain long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This standard is effective for fiscal years that begin after December 15, 1995. The Company's adoption of this pronouncement on January 1, 1996 did not have a material impact on the Company's consolidated financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of financial instruments including cash and cash equivalents, accounts receivable, loan payable--bank, accounts payable, and other liabilities approximate fair value due to the relatively short maturities of these instruments. Due to the nature of the transaction and the relationship of the parties involved, it is not practical to determine the fair value of the note receivable--related party.

STOCK OPTIONS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No.123"), "Accounting for Stock-Based Compensation," which allows a choice of either the intrinsic value method or the fair value method of accounting for employee stock options. The Company has chosen to continue the use of the intrinsic value method. Expenses related to stock options

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) issued to nonemployees are accounted for using the fair value at the date of grant as required by SFAS No. 123.

RECENT ACCOUNTING STANDARDS

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 is effective for periods ending after December 15, 1997. The adoption of this statement is not expected to have a material effect on the consolidated financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME" ("SFAS No. 130"), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    SFAS No. 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" ("SFAS No. 131"), which supersedes Statement of Financial Accounting Standards No. 14, "FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

    SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRESENTATION OF PRIOR YEAR DATA

    Certain reclassifications have been made to conform prior year data with the current presentation.

3. ACQUISITION OF BUSINESSES

HRB

    On August 1, 1995, the Company acquired substantially all of the assets and business and assumed certain liabilities of AGF Interior Services Co. (d/b/a Hospitality Restoration and Builders) ("AGF") through its newly formed subsidiary corporation, HRB. HRB provides interior and exterior cosmetic renovations and maintenance for hotel and hospitality customers nationwide.

    The aggregate consideration for the acquisition was $5,450,000. As finally determined, the purchase price consists of a $2,150,000 promissory note payable to AGF over five years, bearing interest at 8% per annum and 2,500,000 shares of the Company's common stock, delivered to AGF and issued in the name of AGF's sole stockholder, Watermark Investments Ltd. ("Watermark"). The acquisition resulted in goodwill of $6,599,639, which is being amortized on a straight-line basis over its estimated useful life of 17 years. The acquisition was accounted for as a purchase with the results of HRB included in the consolidated financial statements from the acquisition date.

    On May 23, 1995, the Company loaned AGF $2,500,000, evidenced by a promissory note ("Note Receivable"), payable over five years and bearing interest at 8% per annum. On April 12, 1996, the Company and Watermark agreed to offset the $2,150,000 note payable and the $2,500,000 note receivable, with a net balance of $350,000, receivable in 60 equal monthly installments with interest at 7% per annum with payments commencing January 1997.

LPC

    On January 10, 1997, the Company acquired LPC, a purchasing company for the hospitality industry that acts as an agent for the purchase of goods and services for its customers which include major hotels and management companies worldwide. The purchase price of approximately $12,400,000, which is subject to downward adjustment based on the net worth of LPC as of December 31, 1996, consisted of 1,250,000 newly issued shares of Common Stock of the Company, and 200,000 shares of newly issued 6% redeemable convertible preferred stock, $25 stated value per share ("LPC Preferred"). (See Note 13(a)). The acquisition was accounted for as a purchase, with the results of LPC included in the consolidated financial statements from the acquisition date. The cost in excess of net assets acquired (goodwill) was $12,088,016, and is being amortized over 30 years using the straight-line method.

    The following pro forma consolidated financial information has been prepared to reflect the acquisition of LPC. The pro forma financial information is based on the historical financial statements of the Company and LPC and should be read in conjunction with the accompanying footnotes. The accompanying pro forma operating statements are presented as if the acquisition occurred on January 1, 1996. The pro forma financial information is unaudited and is not necessarily indicative of what the actual

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

3. ACQUISITION OF BUSINESSES (CONTINUED) results of operations of the Company would have been assuming the acquisition had been completed as of January 1, 1996, and neither is it necessarily indicative of the results of operations for future periods.

                                                                                   YEAR ENDED    SIX MONTHS ENDED
                                                                                  DECEMBER 31,       JUNE 30,
                                                                                      1996             1996
                                                                                  -------------  ----------------
                                                                                                   (UNAUDITED)
Revenues........................................................................  $  83,067,724   $   36,823,122
Net income from continuing operations applicable to common shares...............  $   1,435,165   $      894,931
Net income per share from continuing operations.................................  $        0.17   $         0.11

    The above unaudited pro forma consolidated financial information has been adjusted to reflect the following: amortization of goodwill as generated by the LPC acquisition, over a 30-year period, adjustments to reflect LPC's officers' employment agreements entered into at the date of acquisition, dividends of 6% on the LPC Preferred and additional income taxes on LPC's pro forma income, and the issuance of 1,250,000 common shares in the transaction.

4. DISCONTINUED OPERATIONS

    In December 1995, the Company determined to focus its resources on its hospitality and restoration business and discontinue its lighting business. On February 26, 1996, the Company entered into a divestiture agreement with its former President. In accordance with the agreement, the Company disposed of the lighting business, together with its accounts receivable, inventory and fixed assets to the former President, who also assumed certain liabilities. Additionally, in accordance with the agreement, the following occurred: (i) the Company repurchased 500,000 shares of common stock from the former President for $250,000 with a market value of $437,500; (ii) the Company retained the former President as a consultant for a three year period at an annual salary of $100,000, (iii) the former President granted to the Company the option to purchase an additional 1,000,000 shares of common stock over a two year period at a 33% discount from the average trading price for the prior 20 trading days prior to purchase, but not below certain minimum set prices.

    In 1995, the Company incurred a loss on disposal of discounted operations of $398,806, which primarily includes the present value of the amounts payable to the former President. Revenues of the lighting business segment for 1995 were $530,000. In 1996, the Company incurred additional losses from discontinued operations of $64,705.

5. ACCOUNTS RECEIVABLE/ACCOUNTS PAYABLE

    Accounts receivable include retainages (amounts withheld by customers until completion of projects) amounting to $585,149 as of December 31,1996, and $470,579 as of June 30, 1997, on contracts which are collectible upon the acceptance by the owner, and are anticipated to be collected in their entirety in 1997.

    The Company withholds a portion of payments due subcontractors as retainages ($181,528 at December 31, 1996 and $109,522 as of June 30, 1997). The
subcontractor balances are paid when the Company collects its retainages receivable.

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

6. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

    Billings on uncompleted contracts in excess of costs and estimated earnings represent deferred revenue and consist of:

                                                                                DECEMBER 31, 1996  JUNE 30, 1997
                                                                                -----------------  --------------
                                                                                                    (UNAUDITED)
Costs incurred on uncompleted contracts.......................................    $  19,962,133     $ 23,036,626
Estimated earnings............................................................        7,027,729        9,012,719
Billings to date..............................................................      (25,013,757)     (30,462,589)
                                                                                -----------------  --------------
Costs on uncompleted contracts in excess of billings and estimated earnings...    $   1,976,105     $  1,586,756
                                                                                -----------------  --------------
Included in the accompanying consolidated balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts...    $   2,176,907     $  2,050,731
Billings in excess of costs and estimated earnings on uncompleted contracts...         (200,802)        (463,975)
                                                                                -----------------  --------------
                                                                                  $   1,976,105     $  1,586,756
                                                                                -----------------  --------------
                                                                                -----------------  --------------

7. PROPERTY AND EQUIPMENT

    Major classes of property and equipment consist of the following:

                                                                                DECEMBER 31, 1996  JUNE 30, 1997
                                                                                -----------------  --------------
                                                                                                    (UNAUDITED)
Furniture and fixtures........................................................     $    52,048      $    320,129
Office equipment..............................................................         134,153           536,982
Computer software.............................................................         --                657,149
Leasehold improvements........................................................          18,387           390,263
                                                                                      --------     --------------
                                                                                       204,588         1,904,523
Less: Accumulated depreciation................................................         (61,711)         (184,799)
                                                                                      --------     --------------
                                                                                   $   142,877      $  1,719,724
                                                                                      --------     --------------
                                                                                      --------     --------------

8. BORROWINGS

(A) LOAN PAYABLE--BANK

    In 1996, the Company secured a line of credit ("line") with a bank, which expires September 30, 1997. The line provides for borrowings up to $2.5 million, with interest at prime + 1/2% (8.75% at December 31, 1996 and 9% at June 30,
1997), is collateralized by all Company assets and is guaranteed by HRB. At December 31, 1996 and June 30, 1997, the Company had an outstanding balance of $1.4 million and $2.295 million, respectively, on the line. LPC also has available a $1,000,000 line of credit (the "LPC Line of

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

8. BORROWINGS (CONTINUED)
Credit") with a bank, which bears interest at prime + .25% and is secured by LPC's accounts receivable. There were borrowings of $200,000 under the LPC Line of Credit at June 30, 1997.

(B) NOTE PAYABLE (UNAUDITED)

    In May 1997, the Company borrowed $2.2 million from Findim Investments S.A. ("Findim") for a period of six months at an interest rate of 12% per annum, interest payable monthly commencing June 1, 1997. Upon maturity, the Company must remit the principal balance plus any unpaid interest. In the event the Company cannot pay the balance due at maturity, the Company will have to issue 500,000 shares of its Common Stock to Findim in settlement of all amounts owed. Findim is required to sell those shares and apply the net proceeds therefrom against principal plus accrued and unpaid interest. Any surplus of such net proceeds, after payment of principal and interest, shall be paid over to the Company. Proceeds from the borrowing were used to exercise an option to purchase 500,000 shares of Common Stock from Tova Schwartz, the Company's former President and Chief Executive Officer.

(C) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                                                                         JUNE 30,
                                                                                                           1997
                                                                                                        ----------
Prime plus 3/4% (9.25% at June 30, 1997) note payable with a financial institution, principal and
  interest due monthly, matures June 1998, secured by certain assets of LPC...........................  $   58,335
19 1/2% note payable, principal and interest due monthly, matures August 2001, collateralized by
  property and equipment..............................................................................      32,358
9 3/4% capital lease obligation, payable in monthly installments of $1,578, expiring in August 2001,
  collateralized by telephone equipment                                                                     68,321
                                                                                                        ----------
                                                                                                           159,014
Less: current maturities..............................................................................      60,000
                                                                                                        ----------
                                                                                                        $   99,014
                                                                                                        ----------
                                                                                                        ----------

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

9. PROVISION FOR INCOME TAXES

    Provision for income taxes consists of the following:

                                                                       YEAR ENDED            SIX MONTHS ENDED
                                                                      DECEMBER 31,               JUNE 30,
                                                                  ---------------------  ------------------------
                                                                    1995        1996        1996         1997
                                                                  ---------  ----------  -----------  -----------

                                                                                         (UNAUDITED)  (UNAUDITED)
Current:
  Federal.......................................................  $  --      $  620,929   $ 178,288    $ 543,009
  Foreign.......................................................     --          --          --           45,136
  State.........................................................     25,000     370,676      93,365      203,963
                                                                  ---------  ----------  -----------  -----------
                                                                     25,000     991,605     271,653      792,108
Deferred:
  Federal and State.............................................     --         (65,280)     --           25,208
                                                                  ---------  ----------  -----------  -----------
                                                                  $  25,000  $  926,325   $ 271,653    $ 817,316
                                                                  ---------  ----------  -----------  -----------
                                                                  ---------  ----------  -----------  -----------

    The following is a reconciliation of the Company's income taxes based on the statutory rate and the actual provision for income taxes:

                                                                                             SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                                                -----------------------  ------------------------
                                                                   1995         1996        1996         1997
                                                                -----------  ----------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Statutory Federal income tax @ 34%............................  $  (120,845) $  963,640  $   343,608   $ 557,652
Increase (decrease) resulting from:
  State and local taxes, net of Federal tax benefit...........       16,500     239,027       61,621     136,052
  Nondeductible goodwill amortization and expenses............       28,000      56,861        8,006      76,006
  Valuation allowance.........................................      101,345    (339,120)    (136,000)     --
  Foreign tax rate in excess of 34%...........................      --           --          --           15,096
  Other.......................................................      --            5,917       (5,582)     32,510
                                                                -----------  ----------  -----------  -----------
Provision for income taxes....................................  $    25,000  $  926,325  $   271,653   $ 817,316
                                                                -----------  ----------  -----------  -----------
                                                                -----------  ----------  -----------  -----------

    At December 31, 1995, there was a deferred tax asset of $339,120 primarily resulting from net operating loss carry forwards and non deductible accruals. The full amount of the deferred tax asset was offset by a valuation allowance due to uncertainties with achieving future profitable operations. The valuation allowance was decreased by $339,120 during 1996 due to the Company's profitability during 1996, and an assessment that it is more-likely-than-not that operations will continue to generate taxable income.

    The primary tax effects of the temporary differences, which give rise to the Company's net deferred tax asset, are as follows:

                                                                                  DECEMBER 31, 1996  JUNE 30, 1997
                                                                                  -----------------  -------------
Accrued liabilities.............................................................      $  87,280       $    71,980
Goodwill amortization...........................................................        (22,000)          (31,908)
                                                                                        -------      -------------
                                                                                      $  65,280       $    40,072
                                                                                        -------      -------------
                                                                                        -------      -------------

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

10. RELATED PARTY TRANSACTIONS

    (a) The Company hired Interstate Interior Services ("Interstate") as a subcontractor on certain of its projects. The President of Interstate is the sister of one of the Company's officers. During 1996 and from August 1, 1995, the date of the acquisition of the assets comprising the business of HRB, to December 31, 1995, the Company paid fees of $172,786 and $712,137, respectively, to Interstate.

    (b) During 1996 and the six months ended June 30, 1997, the Company performed renovation services for Watermark LLC. Watermark LLC is the general partner of Watertone Holdings LP, which owns approximately 23% of the outstanding common stock of the Company. In addition, the President of the Company is a director of Watermark LLC. Each of the President of the Company and Watermark LLC has power to vote or dispose of such 23% interest. During 1997, the Company and Watermark LLC renegotiated the renovation contract to provide for fees more consistent with a project of similar scope and complexity. As a result of the renegotiation, the Company recognized additional revenues for the six months ended June 30, 1997 of $780,183 without an accompanying increase in costs. As of December 31, 1996 and June 30, 1997 the Company had a receivable balance of $492,124 and $1,223,529, including $311,681 of costs in excess of billings, respectively, from, Watermark. The December 31, 1996 balance was paid in full during the first quarter of 1997.

    The following revenues and gross profit have been reflected in the financial statements:

                                                     YEAR ENDED          SIX MONTHS ENDED
                                                  DECEMBER 31, 1996          JUNE 30,
                                                  -----------------  ------------------------
                                                                        1996         1997
                                                                     ----------  ------------
Revenues:                                            $   526,743     $  143,066  $  1,400,925
Cost of revenues:                                        492,283        127,432       547,930
                                                        --------     ----------  ------------
Gross profit:                                        $    34,460     $   15,634  $    852,995
                                                        --------     ----------  ------------
                                                        --------     ----------  ------------

    (c) In connection with the Apollo Joint Venture (See Note 15), on April 10, 1997, the Company and Resource Holdings entered into a financial advisory agreement pursuant to which Resource Holdings agreed to assist the Company in connection with negotiations relating to the Apollo Joint Venture and to provide general financial advisory, strategic planning and acquisition advice to the Company. In consideration for those services, the Company agreed to pay to Resource Holdings 16 1/2% of certain distributions received by the Company from the Apollo Joint Venture (after certain distributions to the joint venture parties and returns on capital invested in each project in which the Apollo Joint Venture participates) and such additional fees to be mutually agreed upon between Resource Holdings and the Company.

11. COMMITMENTS AND CONTINGENCY

(A) LEASE COMMITMENTS

    The Company leases office space in New York, California and Florida, which expire at various dates through 2007.

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

11. COMMITMENTS AND CONTINGENCY (CONTINUED)
    The aggregate future minimum lease payments due under operating leases are as follows:

December 31,
  1997..........................................................................  $ 765,000
  1998..........................................................................    911,000
  1999..........................................................................    867,000
  2000..........................................................................    784,000
  2001..........................................................................    688,000
  Thereafter....................................................................  1,123,000
                                                                                  ---------
                                                                                  $5,138,000
                                                                                  ---------
                                                                                  ---------

    Rent expense for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 was $88,000, $120,534, $48,909 and $448,552,
respectively.

(B) EMPLOYMENT AGREEMENTS

    The Company has employment agreements with eight management personnel, which expire at various periods through January 1, 2000. The agreements call for annual compensation of $1,550,000.

(C) LITIGATION

    On June 3, 1997, Moise Hendeles, a former director of the Company, filed a lawsuit against the Company and its current and former chief executive officers alleging that the Company breached an oral agreement made by the Company's former Chairman of the Board, Tova Schwartz, to grant to Mr. Hendeles options to purchase 25,000 shares of the Company's common stock at a purchase price of $.50 per share. Mr. Hendeles seeks specific performance and unspecified other damages. The Company is vigorously defending this action and believes it has meritorious defenses and that the ultimate resolution will not have a material adverse effect on the Company's financial condition or cash flows.

12. MAJOR CUSTOMERS AND SUBCONTRACTOR

    Most of the Company's customers are in the hospitality industry with a few of them accounting for a substantial portion of annual revenues. As a result, the trade accounts receivable and costs in excess of billings subject the Company to concentration of credit risk. As of December 31, 1996, two customers accounted for approximately 80% and 65% of accounts receivable and costs in excess of billings, respectively. As of June 30, 1997, one customer accounted for 18% of accounts receivable and five customers accounted for 87% of costs in excess of billings.

    The two largest customers of the Company for the year ended December 31, 1996 accounted for 49% and 31% of net revenues, and the four largest customers for the year ended December 31, 1995 accounted for 23%, 19%, 18%, and 14% of net revenues. For the period ended June 30, 1997 the Company had two customers which accounted for 18% and 10% of revenues, and for the period ended June 30, 1996, the two largest customers accounted for 48%, and 39% of revenues.

    During 1996, 35% of the Company's cost of revenues were costs charged by one subcontractor.

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

13. STOCKHOLDERS' EQUITY

(A) PREFERRED STOCK

    In connection with the acquisition of LPC, the Company designated and issued 200,000 shares of LPC Preferred. Holders of the LPC Preferred have the right at such holders' option, at any one time during the period from January 11, 1998 to January 10, 2000, to convert all of such holder's shares of LPC Preferred into
(i) such whole number of shares of Common Stock equal to the product of 25, which represents the stated value of the LPC Preferred, and the number of such holder's of LPC Preferred, divided by the average closing sale price for the Common Stock for the 20 trading days immediately prior to the date written notice of the holder's intention to exercise the conversion option is given (the "Conversion Rate"); provided, however, that in no case shall the number of shares of Common Stock into which each share of LPC Preferred may be converted be less than five or greater than 25 or (ii) such whole number of shares of Common Stock, par value $1.00 per share, of Parker Reorder (the "Parker Common Stock") equal to 9.80% of the outstanding shares of Parker Common Stock as calculated immediately after such conversion.

    The Company is restricted from paying or declaring any dividends on any capital stock other than the LPC Preferred issued in connection with the acquisition of LPC, so long as such LPC Preferred is outstanding.

    So long as any of the LPC Preferred remains outstanding, the holders of the LPC Preferred shall be entitled to receive out of the cumulative net profit, as defined, of Parker Reorder a cash payment (the "participating dividends") equal to 20% of the cumulative net profit, as defined, from January 1, 1997 of Parker Reorder, less all participating dividends previously paid to the holders of the LPC Preferred .

(B) COMMON STOCK

    On January 26, 1994, the Company completed its initial public offering ("IPO") of 1,437,500 shares of Common Stock at a price of $3.00 per share less an underwriter's discount of 10%. This included an additional 187,500 shares purchased by the underwriter on an over-allotment option grant, which was exercised simultaneously with the completion of the offering. Proceeds of the IPO, net of commissions of $431,250 and other related expenses of $486,958 (of which $265,016 was recorded in 1993 as deferred costs), were $3,394,292.

    The underwriter received warrants to purchase 125,000 shares exercisable at $3.60 per share for a period of four years commencing one year from the effective date of the IPO. Additionally, the Company reimbursed the underwriter on a non-accountable basis for its expense in the amount of 3% of the gross proceeds of the IPO. During 1996, 12,500 warrants were exercised. For the six months ended June 30, 1997 an additional 70,834 warrants were exercised.

    On February 28, 1996, the Company engaged a financial advisor until December 31, 1997. As compensation for such engagement, the Company granted the financial advisor a five-year option to purchase 500,000 shares of Common Stock at an exercise price of $2.00 per share and agreed to pay a retainer of $10,000 per month for at least one year. The fair value of the options of $44,000 has been recorded as prepaid consulting and is being amortized over a two year period, the term of the agreement, ending February 28, 1998. A director of the Company is also a managing director of the financial advisor. On January 15, 1997, the financial advisor exercised 200,000 options resulting in $400,000 of additional capital to the Company.

    In March 1996 in accordance with the divestiture agreement between the Company and its former President, the Company repurchased 500,000 shares of Common Stock for $250,000 with a market value of $437,500.

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

13. STOCKHOLDERS' EQUITY (CONTINUED)
    In April 1996, the Company consummated a private placement of the 500,000 shares of Common Stock for aggregate gross proceeds of $500,000.

    In September 1996, the Company issued 75,000 shares to two former consultants to the discontinued lighting business in settlement of the unexpired portion of their service agreements.

    In October 1996, in accordance with the divestiture agreement between the Company and its former President, the Company repurchased an additional 500,000 shares of Common Stock for $715,000.

    During the six months ended June 30, 1997, options and warrants to purchase 339,084 shares were exercised, including options to purchase 200,000 shares by the financial advisor, for total proceeds to the Company of $761,782.

14. STOCK OPTION PLANS

    At December 31, 1996, the Company has three stock option plans, which are described below. As permitted by Statement of Financial Accounting Standards No. 123, the Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the plans. Under APB Opinion 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized.

    During 1994, the Company's Board of Directors adopted the 1994 Non-Statutory Stock Option Plan (the "1994 Plan") for purposes of issuance of up to 100,000 shares of the Company's Common Stock to certain key employees or consultants. With respect thereto, options to purchase 85,000 shares at $1.275 per share were granted and 50,000 of such options remain outstanding, and are currently exercisable and expire on October 3, 1999. The 1994 Plan was retired, and there are no options available for grant. Additionally, during 1995 the Company granted 75,000 non Plan options at $1.275 per share of which 50,000 options remain outstanding and are currently exercisable. The remaining non plan options expire on March 15, 2000.

    On September 26, 1996, the Company's Board of Directors adopted the 1996 Stock Option Plan (the "Plan") for issuance of up to 1,700,000 shares of the Company's Common Stock for the purpose of providing incentive to the officers and employees of the Company who are primarily responsible for the management and growth of the Company. Each option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." The Company granted 1,191,500 options under the Plan since adoption at an average grant price of $3.62 per share, of which 20,750 options have been exercised to date, 8,250 options have been cancelled and are available for grant and 577,500 are currently exercisable. The term for each option granted is determined by the Stock Option Committee, which is composed of two or more members of the Board of Directors, provided the maximum length of the term of each option granted will be no more than ten years. The Company has available 516,750 shares for grant under the Plan.

    On September 26, 1996, the Company's Board of Directors adopted, and the shareholders approved, the 1996 Outside Directors' Stock Option Plan (the "Outside Directors' Plan") for the issuance of up to 250,000 shares of the Company's Common Stock for the purpose of securing for the Company and its shareholders the benefits arising from stock ownership by its outside directors. Subject to shareholder approval, each outside director who becomes an outside director after March 1, 1996 shall receive an initial grant of an option to purchase 15,000 shares of Common Stock. To the extent that shares of Common Stock remain available for the grant of options under the Outside Directors' Plan on April 1 of each year, beginning on April 1, 1997, each outside director shall be granted an option to purchase 10,000 shares of

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

14. STOCK OPTION PLANS (CONTINUED)
Common Stock. Options granted under the Outside Directors' Plan shall be exercisable in three equal installments beginning on the first anniversary of the grant date. The Company granted options to purchase 100,000 shares under the Outside Directors' Plan at an average grant price of $4.10, none of which are currently exercisable. The Company has available 150,000 shares for grant under the Outside Directors Plan.

    SFAS No. 123 requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value-based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: no dividends paid for all years; expected volatility of 40%; risk-free interest rate of 6.41%; and expected lives of 2 years.

    Under the accounting provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                                                  1996       1995
                                                                                                ---------  ---------
Net income (loss)(in thousands)
  As reported.................................................................................  $   1,843  $  (1,116)
  Pro forma...................................................................................  $   1,583  $  (1,182)
Primary earnings (loss) per share
  As reported.................................................................................  $    0.26  $   (0.20)
  Pro forma...................................................................................  $    0.22  $   (0.21)

    The following table contains information on stock options for the three year period ended December 31, 1996, and the six months ended June 30, 1997.

                                                                                                      WEIGHTED
                                                                                     EXERCISE          AVERAGE
                                                                       OPTION       PRICE RANGE       EXERCISE
                                                                       SHARES        PER SHARE          PRICE
                                                                     ----------  -----------------  -------------
Outstanding, January 1, 1994.......................................      --             --               --
Granted............................................................      85,000             $1.275    $   1.275
Exercised..........................................................      --             --               --
Canceled...........................................................      --             --               --
                                                                     ----------  -----------------       ------
Outstanding, December 31, 1994.....................................      85,000             $1.275    $   1.275
Granted............................................................      75,000             $1.275    $   1.275
Exercised..........................................................      --             --               --
Canceled...........................................................      --             --               --
                                                                     ----------  -----------------       ------
Outstanding, December 31, 1995.....................................     160,000             $1.275    $   1.275
Granted............................................................   1,491,500     $2.00 to $2.75    $    2.50
Exercised..........................................................     (12,500)   $1.275 to $2.75    $    1.57
Canceled...........................................................      --             --               --
                                                                     ----------  -----------------       ------
Outstanding, December 31, 1996.....................................   1,639,000    $1.275 to $2.75    $    2.38
Granted (unaudited)................................................     300,000    $6.125 to $6.75    $    6.67
Exercised (unaudited)..............................................    (268,250)   $1.275 to $2.75    $    1.92
Canceled (unaudited)...............................................      (8,250)             $2.75    $    2.75
                                                                     ----------  -----------------       ------
Outstanding, June 30, 1997 (unaudited).............................   1,662,500    $1.275 to $6.75    $    3.23
                                                                     ----------  -----------------       ------
                                                                     ----------  -----------------       ------
Exercisable at year-end 1994.......................................      85,000             $1.275    $   1.275
  1995.............................................................     120,000             $1.275    $   1.275
  1996.............................................................   1,120,000     $2.00 to $2.75    $    2.21

                      HOSPITALITY WORLDWIDE SERVICES, INC.

    (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997)

14. STOCK OPTION PLANS (CONTINUED)

                                                                                                         1996 OUTSIDE
                                                                                            1996 STOCK     DIRECTORS
                                                                             1994 PLAN     OPTION PLAN       PLAN
                                                                          ---------------  ------------  -------------
Available for future grants at December 31, 1996........................        --             768,500       190,000

                                                                         EXERCISE PRICE       EXERCISE PRICE       TOTAL
                                                                        LESS THAN MARKET      EQUAL TO MARKET     OPTIONS
                                                                      ---------------------  -----------------  -----------
Weighted average fair value of:
  Options granted in 1995...........................................           --                $    0.60       $    0.60
  Options granted in 1996...........................................           --                $    0.82       $    0.82

    The following table summarizes information about stock options outstanding at December 31, 1996.

Range of exercise prices.......................................................  $1.275-$2.75
Outstanding options
  Number outstanding at December 31, 1996......................................    1,639,000
  Weighted average remaining contractual life (years)..........................         4.30
  Weighted average exercise price..............................................  $      2.38
Exercisable options
  Number outstanding at December 31, 1996......................................    1,120,000
  Weighted average exercise price..............................................  $      2.21

15. JOINT VENTURE (UNAUDITED)

    In May 1997, the Company entered into an Agreement to Joint Venture (the "JV Agreement") with Apollo Real Estate Advisors II, L.P. ("Apollo") and Watermark. The purpose of the joint venture is to identify, acquire, renovate, refurbish and sell hotel properties. The Company will perform all of the renovation and procurement services for each of the properties purchased by the joint venture. In addition, the Company will receive a 5% equity interest in each joint venture entity in exchange for its contribution of 5% of the total required equity. The joint venture intends to own and operate the properties only for the time necessary to upgrade and market them for resale. As an inducement to enter the JV Agreement, the Company issued to Apollo a seven year warrant to purchase 750,000 shares of Common Stock at $8.115 per share. The warrant expires in 2004. The warrant is currently exercisable as to 250,000 shares and becomes exercisable as to the remaining 500,000 shares in increments of 100,000 shares for every $7,500,000 of incremental revenue realized by the Company from the joint venture. Pursuant to the JV Agreement, Watermark will receive a management fee of 1.5% of all costs incurred by the joint venture on each project, other than soft costs such as interest, taxes, etc.

    At date of execution, the fair value of the warrant to purchase 750,000 shares of Common Stock (which is currently exercisable as to 250,000 shares) was approximately $1,287,500, which will be recorded as an intangible asset and amortized over a period of five years, the minimum term of the JV Agreement, beginning in the second quarter of 1997. The remaining warrant to purchase 500,000 shares will not be valued until vesting occurs, at which time the fair value of the vested warrants will be charged to operations.

16. SUBSEQUENT EVENT (UNAUDITED)

    The Company is pursuing a public offering of its securities. The Company has filed a registration statement on Form SB-2 for the offering of 3,000,000 shares of Common Stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Leonard Parker Company and Affiliates

    We have audited the accompanying combined balance sheet of Leonard Parker Company and Affiliates as of December 31, 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996 and 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of Leonard Parker Company (Africa) (Propriety) Limited, a foreign affiliate, which statements reflect total assets of $597,378 as of December 31, 1996, and total revenues of $1,039,762 and $311,062 for the two years ended December 31, 1996 and 1995, respectively. Those statements were audited by other auditors whose unqualified auditor's report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such affiliate, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of Leonard Parker Company and Affiliates as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                        /s/ BDO SEIDMAN, LLP
                   -------------------------------------------------------------
                                        BDO Seidman, LLP

Miami, Florida

February 27, 1997

         REPORT OF THE INDEPENDENT CHARTERED ACCOUNTANTS TO THE MEMBERS

To The Members
Leonard Parker Company and Affiliates

    We have audited the accompanying balance sheet of Leonard Parker Company (Africa) (Proprietary) Limited as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flow for the year ended December 31, 1996 set out on pages two to eight. These financial statements are the responsibility of the company's directors. Our responsibility is to report on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in South Africa which do not differ in any significant respect from standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance that, in all material respects, fair presentation is achieved in the financial statements. An audit includes an evaluation of the appropriateness of the accounting policies, an examination, on a test basis, of evidence supporting the amounts and disclosures included in the financial statements, an assessment of the reasonableness of significant estimates and a consideration of the appropriateness of the overall financial statement presentation. We consider that our audit procedures were appropriate in the circumstances to express our opinion presented below.

    In our opinion these financial statements fairly present the financial position of the company at December 31, 1996, and the results of its operations and cash flow information for the year then ended December 31, 1996 in conformity with generally accepted accounting practice and in the manner required by the Companies Act.

                       /s/ FOTINAKIS PHITIDIS
                ------------------------------------
                         Fotinakis Phitidis
                     Chartered Accountants (SA)

Johannesburg
March 14, 1997

         REPORT OF THE INDEPENDENT CHARTERED ACCOUNTANTS TO THE MEMBERS

To the Members
Leonard Parker Company and Affiliates

    We have audited the accompanying balance sheet of Leonard Parker Company (Africa) (Proprietary) Limited as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flow for the year ended December 31, 1995 set out on pages two to eight. These financial statements are the responsibility of the company's directors. Our responsibility is to report on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in South Africa which do not differ in any significant respect from standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance that, in all material respects, fair presentation is achieved in the financial statements. An audit includes an evaluation of the appropriateness of the accounting policies, an examination on a test basis, of evidence supporting the amount and disclosures included in the financial statements, an assessment of the reasonableness of significant estimates and a consideration of the appropriateness of the overall financial statement presentation. We consider that our audit procedures were appropriate in the circumstances to express our opinion presented below.

    In our opinion these financial statements fairly present the financial position of the company at December 31, 1995, and the results of its operations and cash flow information for the year ended December 31, 1995 in conformity with generally accepted accounting practices and in the manner required by the Companies Act.

                       /s/ FOTINAKIS PHITIDIS
                ------------------------------------
                         Fotinakis Phitidis
                     Chartered Accountants (SA)

Johannesburg
October 3,
1996

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES
                             COMBINED BALANCE SHEET

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
                                                      ASSETS
CURRENT
  Cash..............................................................................................   $  781,221
  Restricted cash...................................................................................      188,779
  Accounts receivable--(net of allowance of $336,000)...............................................    6,128,047
  Prepaid expenses and other current assets.........................................................      660,561
                                                                                                      ------------
Total current assets................................................................................    7,758,608
Property and equipment, net.........................................................................      986,475
                                                                                                      ------------
                                                                                                       $8,745,083
                                                                                                      ------------
                                                                                                      ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT
  Accounts payable..................................................................................   $4,619,765
  Accrued expenses..................................................................................      326,031
  Current maturities of long-term debt and capital lease obligations................................       65,198
  Customer deposits.................................................................................    3,277,038
                                                                                                      ------------
TOTAL CURRENT LIABILITIES...........................................................................    8,288,032
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, LESS CURRENT MATURITIES...............................      108,861
                                                                                                      ------------
Total liabilities...................................................................................    8,396,893
                                                                                                      ------------
COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS

STOCKHOLDERS' EQUITY
  Common stock......................................................................................       72,382
  Retained earnings.................................................................................      285,954
  Cumulative foreign currency translation adjustment................................................      (10,146)
                                                                                                      ------------
Total stockholders' equity..........................................................................      348,190
                                                                                                      ------------
                                                                                                       $8,745,083
                                                                                                      ------------
                                                                                                      ------------

See accompanying summary of accounting policies and notes to combined financial statements.

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1995           1996
                                                                                     -------------  -------------
NET SALES..........................................................................  $  43,862,635  $  56,890,803
COST OF SALES......................................................................     40,785,288     51,881,883
                                                                                     -------------  -------------
GROSS PROFIT.......................................................................      3,077,347      5,008,920
Service fees.......................................................................      1,280,844      1,809,809
Operating expenses.................................................................     (4,462,775)    (8,516,311)
                                                                                     -------------  -------------
LOSS FROM OPERATIONS...............................................................       (104,584)    (1,697,582)
Interest income....................................................................        145,425        259,251
Interest expense...................................................................        (24,601)       (18,572)
Other expense......................................................................        (25,752)       (49,694)
                                                                                     -------------  -------------
Loss before income taxes...........................................................         (9,512)    (1,506,597)
Provision for foreign taxes........................................................          2,281         45,571
                                                                                     -------------  -------------
NET LOSS...........................................................................  $     (11,793) $  (1,552,168)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro forma
  Loss before income taxes.........................................................  $      (9,512) $  (1,506,597)
  Benefit for income taxes.........................................................          2,281        439,205
                                                                                     -------------  -------------
Pro forma net loss.................................................................  $      (7,231) $  (1,067,392)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

See accompanying summary of accounting policies and notes to combined financial statements.

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      CUMULATIVE
                                                                                        FOREIGN          TOTAL
                                                                                       CURRENCY         STOCK-
                                                          COMMON       RETAINED       TRANSLATION      HOLDERS'
                                                           STOCK       EARNINGS       ADJUSTMENT        EQUITY
                                                        -----------  -------------  ---------------  -------------
Balance at January 1, 1995............................   $  71,782   $   3,211,536    $     9,880    $   3,293,198
Capital contribution..................................         600        --              --                   600
Distributions.........................................      --            (480,000)       --              (480,000)
Net loss..............................................      --             (11,793)       --               (11,793)
Foreign currency translation adjustment...............      --            --              (10,804)         (10,804)
                                                        -----------  -------------  ---------------  -------------
Balance at December 31, 1995..........................      72,382       2,719,743           (924)       2,791,201
Distributions.........................................      --            (881,621)       --              (881,621)
Net loss..............................................      --          (1,552,168)       --            (1,552,168)
Foreign currency translation adjustment...............      --            --               (9,222)          (9,222)
                                                        -----------  -------------  ---------------  -------------
Balance at December 31, 1996..........................   $  72,382   $     285,954    $   (10,146)   $     348,190
                                                        -----------  -------------  ---------------  -------------
                                                        -----------  -------------  ---------------  -------------

    See accompanying summary of accounting policies and notes to combined financial statements.

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
OPERATING ACTIVITIES:
Net loss............................................................................  $     (11,793) $  (1,552,168)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Loss on disposal of assets........................................................         25,752         49,694
  Depreciation and amortization.....................................................        167,825        185,355
  Property distribution treated as compensation.....................................       --              528,663
  Changes in assets and liabilities:
    Decrease (increase) in accounts receivable......................................      8,144,218     (3,241,743)
    Decrease (increase) in prepaid expenses and other current assets................        943,560       (248,158)
    (Decrease) increase in accounts payable.........................................     (4,804,282)     3,197,341
    (Decrease) increase in accrued expenses.........................................         (2,981)       268,917
    Decrease in customer deposits and advances......................................     (1,177,588)      (478,787)
                                                                                      -------------  -------------
Net cash provided by (used in) operating activities.................................      3,284,711     (1,290,886)
                                                                                      -------------  -------------

INVESTING ACTIVITIES:
  Net purchases of property and equipment...........................................       (303,520)      (633,427)
  Increase in cash surrender value of officers' life insurance......................        (59,505)       (65,412)
  Purchases of securities...........................................................       (200,000)      (202,046)
                                                                                      -------------  -------------
Net cash used in investing activities...............................................       (563,025)      (900,885)
                                                                                      -------------  -------------

FINANCING ACTIVITIES:
  Proceeds from issuance of common stock............................................            600       --
  Restricted deposits...............................................................       --             (188,779)
  Distributions to shareholders.....................................................       (480,000)       (31,621)
  Payments of long-term debt and capital lease obligation...........................        (67,491)      (125,409)
  Proceeds of long-term debt and capital lease obligation...........................         48,276         16,061
                                                                                      -------------  -------------
Net cash used in financing activities...............................................       (498,615)      (329,748)
                                                                                      -------------  -------------

See accompanying summary of accounting policies and notes to combined financial statements.

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                       ---------------------------
                                                                                           1995          1996
                                                                                       ------------  -------------
Net (decrease) increase in cash......................................................  $  2,223,071  $  (2,521,519)
Effect of exchange rate changes in cash..............................................       (10,804)        (9,222)
Cash, at beginning of year...........................................................     1,099,695      3,311,962
                                                                                       ------------  -------------
Cash, at end of year.................................................................  $  3,311,962  $     781,221
                                                                                       ------------  -------------
                                                                                       ------------  -------------
SUPPLEMENTAL INFORMATION:
Cash Paid During the Year For:
  Interest...........................................................................  $     11,820  $      16,202
  Income Taxes.......................................................................  $     10,538  $      38,009
  Capital lease obligation incurred..................................................  $    --       $      74,665
  Non-cash distribution of assets to stockholders....................................  $    --       $   1,439,568

See accompanying summary of accounting policies and notes to combined financial statements.

                     LEONARD PARKER COMPANY AND AFFILIATES
                         SUMMARY OF ACCOUNTING POLICIES

Description of Business...........  The Leonard Parker Company (the Company) was organized in 1976 under the laws of the State of Florida,
                                    operating as a purchasing agent for hotel furnishings.
                                    In recent years, the Company has expanded its operations
                                    overseas and is currently doing business in South Africa
                                    and Asia in addition to its domestic operations. (See
                                    Note 6).

Affiliates and Basis of             To facilitate the operations in two of these countries,
  Presentation....................  two new companies were formed and began doing business during 1994. Leonard Parker Company Pacific/Asia PTE.
                                    Ltd. operates in Singapore and Leonard Parker Company
                                    (Africa) (Proprietary) Limited operates in South Africa.
                                    During 1995, Parker Reorder Corporation was formed in
                                    the United States. All three companies are collectively
                                    known as the "Affiliates."

                                    The foreign affiliates' financial statements have been
                                    prepared in accordance with U.S. generally accepted
                                    accounting principles translated to United States
                                    dollars (U.S. $) using a methodology consistent with
                                    Statement of Financial Accounting Standards No. 52,
                                    Foreign Currency Translation. Assets and liabilities are
                                    translated to U.S. $ at the rate prevailing on the
                                    balance sheet dates and the income statements have been
                                    translated from the functional currency to U.S. $ using
                                    an average exchange rate for the applicable period.
                                    Results of this translation process are accumulated as a
                                    separate component of stockholders' equity. Exchange
                                    losses (approximately $19,000 and $13,000 for the years
                                    ended December 31, 1996 and 1995, respectively) are
                                    included in operating expense in the accompanying
                                    combined statements of operations.

Principles of Combination.........  The accompanying combined financial statements include the accounts of the Company and the Affiliates, all of
                                    which are under common control. Intercompany
                                    transactions and balances have been eliminated in
                                    combination.

Accounts Receivable...............  The Companies provide an allowance for losses on receivables based on a review of the current status of
                                    existing receivables and historical collection
                                    experience, and consider the current provision to be
                                    adequate.

Property and Equipment............  Property and equipment are recorded at cost and leased equipment under capital leases is recorded at the
                                    present value of future lease payments. Depreciation and
                                    amortization are provided by the accelerated and
                                    straight-line methods over the estimated useful economic
                                    lives of the assets, ranging from five to eight years.

Restricted Cash...................  Restricted cash consists of deposits to collateralize obligations under certain contracts.

Revenue Recognition...............  Revenues are recognized at the time of shipment of the respective merchandise or at the time the service is
                                    provided depending on the contract.

                                    Customer deposits consist of amounts remitted to the
                                    Company by customers as deposits on specific contracts.

Income Taxes......................  The Company, with the consent of its shareholders, elected to be taxed as an S corporation. Shareholders of
                                    an S corporation are taxed on their proportionate share
                                    of the Company's taxable income. Accordingly, no
                                    provision for federal or state income tax is required.

                                    Two of the affiliates are subject to taxation in South
                                    Africa and Singapore respectively, and accordingly
                                    calculate and report tax charges in accordance with
                                    applicable statutory regulations.

                                    The proforma benefit for income taxes represents the
                                    estimated income taxes that would have been reported had
                                    the Company not been an S corporation and had been
                                    subject to federal and state income taxes.

                                    Approximately $1,300,000 of the Company's domestic loss
                                    can be carried back and used to offset previous taxable
                                    income. Realization of the remaining loss carryforward
                                    is not considered more likely than not. Accordingly, a
                                    valuation allowance has been established for the carry
                                    forward portion.

Use of Estimates..................  The preparation of the financial statements in conformity with generally accepted accounting principles
                                    requires management to make estimates and assumptions
                                    that effect the reported amounts of assets and
                                    liabilities at the date of the financial statements and
                                    the reported amounts of revenues and expenses during the
                                    reporting period. Actual results could differ from
                                    estimated amounts.

Financial Instruments.............  The carrying amounts of financial instruments including cash, accounts receivable and accounts payable
                                    approximated fair value due to the relatively short
                                    maturity.

Long-Lived Assets.................  In March 1995, the Financial Accounting Standards Board
                                    issued Statement of Financial Accounting Standards No.
                                    121, "Accounting for the Impairment of Long-Lived Assets
                                    and for Long-Lived Assets to be Disposed Of", which
                                    requires that certain long-lived assets be reviewed for
                                    impairment whenever events or changes in circumstances
                                    indicate that the carrying amount may not be
                                    recoverable. This standard is effective for fiscal years
                                    that begin after December 15, 1995. The Company's
                                    adoption of this pronouncement on January 1, 1996 did
                                    not have a material impact on the Company's combined
                                    financial statements.

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
Office equipment....................................................................................   $  592,445
Furniture and fixtures..............................................................................      466,858
Computer software...................................................................................      369,577
Leasehold improvements..............................................................................      203,022
Telephone equipment under capital leases............................................................       74,665
Vehicles............................................................................................       39,329
                                                                                                      ------------
                                                                                                        1,745,896
Less: accumulated depreciation and amortization.....................................................      759,421
                                                                                                      ------------
                                                                                                       $  986,475
                                                                                                      ------------
                                                                                                      ------------

2. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations consist of:

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
Prime + 3/4% (9 1/4% at December 31, 1996) note payable with a financial institution, principal and
  interest due monthly, matures June 1998, secured by all corporate assets..........................   $   83,333

19 1/2% note payable, principal and interest due monthly, matures August 2001, collateralized by
  property and equipment............................................................................       19,989

9 3/4% capital lease obligation, payable in monthly installments of $1,578, expiring in August 2001,
  collateralized by telephone equipment.............................................................       70,737
                                                                                                      ------------
                                                                                                          174,059
Less: current maturities............................................................................       65,198
                                                                                                      ------------
                                                                                                       $  108,861
                                                                                                      ------------
                                                                                                      ------------

    At December 31, 1996, maturities of notes payable and capital lease obligations are as follows:

                                                                                                          AMOUNT
                                                                                                        ----------
Years Ended December 31,
  1997................................................................................................  $   65,198
  1998................................................................................................      50,620
  1999................................................................................................      19,438
  2000................................................................................................      21,886
  2001................................................................................................      16,917
                                                                                                        ----------
                                                                                                        $  174,059
                                                                                                        ----------
                                                                                                        ----------

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The Company has available a revolving line of credit with a bank for up to $2 million collateralized by accounts receivable. The line of credit has a rate of prime + 1/2% and is payable monthly. This agreement is renewed annually. The agreement matures in July 1997. As of December 31, 1996, no amounts are outstanding under this agreement.

3. COMMITMENTS AND CONTINGENCIES

    The Company and Affiliates rent office space under non-cancelable operating leases expiring in 2001. Future minimum payments under all lease agreements are as follows:

                                                                                                         AMOUNT
                                                                                                      ------------
Years Ended December 31,
  1997..............................................................................................  $    607,000
  1998..............................................................................................       626,000
  1999..............................................................................................       625,000
  2000..............................................................................................       572,000
  2001..............................................................................................       476,000
                                                                                                      ------------
                                                                                                      $  2,906,000
                                                                                                      ------------
                                                                                                      ------------

    Rent expense totalled approximately $463,000 and $537,000 in 1995 and 1996, respectively.

    The Company, acting as agent for two of its customers, maintains two repurchase agreement accounts in the name of the Company as agent for the customers. These accounts are used to fund the purchases of merchandise. The balance in these accounts as of December 31, 1996 totaled approximately $22,000.

    The Company is currently a defendant of a lawsuit for copyright infringement. The claimant is seeking an award of $100,000 per infringement and there are two alleged copyrights in the suit. Management and the Company's counsel believe that the Company has defenses in this matter and that it will not have a material adverse effect on these financial statements.

    The Florida Department of Revenue has assessed the Company with a sales tax deficiency in the amount of approximately $237,000, including penalties and interest. The Company is appealing the assessment. Management has provided for approximately $209,000 in connection with this matter. However, the Company intends to vigorously defend this matter.

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. STOCKHOLDERS' EQUITY

    Common stock consists of the following at December 31, 1996 and 1995:

                                                                                               SHARES     AMOUNT
                                                                                              ---------  ---------
Leonard Parker Company, Inc.,
  1,000 shares authorized,
  $10 par value.............................................................................        100  $   1,000
Leonard Parker Company (Africa)
  (Proprietary) Limited,
  1,000 shares authorized, R$1 par value....................................................          6          2
Leonard Parker Company Pacific/Asia
  PTE Ltd., 100,000 shares authorized,
  S$1 par value.............................................................................    100,000     70,780
Parker Reorder Corporation,
  10,000 shares authorized, $1 par value....................................................        600        600
                                                                                              ---------  ---------
                                                                                                100,706  $  72,382
                                                                                              ---------  ---------
                                                                                              ---------  ---------

------------------------

R$ -- South African Rand

S$ -- Singapore Dollar

    During December 1996, the stockholders received a distribution of assets with a book value of approximately $1,440,000, of which approximately $850,000 was recorded as a dividend and approximately $590,000 was recorded as compensation and other expenses. Furthermore, additional bonuses of approximately $1,446,000 were paid in 1996.

5. SIGNIFICANT CUSTOMERS

    For 1995 and 1996, one customer accounted for 13% and 11% of combined revenues, respectively.

                             LEONARD PARKER COMPANY
                                 AND AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. FOREIGN OPERATIONS

    Information about the Company's operations in different geographic areas for the years ended December 31, 1995 and 1996 is as follows:

                                                               UNITED                     SOUTH
                                                               STATES       SINGAPORE     AFRICA      COMBINED
                                                            -------------  -----------  ----------  -------------
Year ended December 31, 1995:
  Sales...................................................  $  43,554,034  $   132,398  $  176,203  $  43,862,635
  Operating income (loss).................................  $     (83,223) $   (25,866) $    4,505  $    (104,584)
  Income (loss) before income taxes.......................  $      10,546  $   (25,952) $    5,894  $      (9,512)
  Identifiable assets.....................................  $   8,024,892  $   104,111  $  106,304  $   8,235,307

Year ended December 31, 1996:
  Sales...................................................  $  55,993,092  $   103,838  $  793,873  $  56,890,803
  Operating income (loss).................................  $  (1,638,614) $  (167,927) $  108,959  $  (1,697,582)
  Income (loss) before income taxes.......................  $  (1,472,437) $  (161,974) $  127,714  $  (1,506,697)
  Identifiable assets.....................................  $   8,094,877  $    52,850  $  597,356  $   8,745,083

7. SUBSEQUENT EVENTS

    On January 9, 1997, the Leonard Parker Company and its affiliates collectively entered into an agreement to merge with a New York corporation.

    At the time of closing, the stockholders of the Company converted the common stock of the Company into an aggregate of (a) 1,250,000 shares of common stock of the New York corporation; and (b) 200,000 shares of preferred stock, stated value of $25 per share of the New York corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           9
Disclosure Regarding Forward-Looking
  Statements...................................          13
Use of Proceeds................................          14
Price Range of Common Stock....................          15
Dividend Policy................................          15
Capitalization.................................          16
Selected Historical and Pro Forma Financial
  Data.........................................          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          19
Business.......................................          23
Management.....................................          32
Certain Transactions...........................          38
Principal Shareholders.........................          39
Description of Capital Stock...................          41
Shares Eligible for Future Sale................          43
Underwriting...................................          44
Legal Matters..................................          45
Experts........................................          45
Additional Information.........................          45
Change in Accountants..........................          46
Pro Forma Financial Statements.................         P-1
Financial Statements...........................         F-1

                                3,000,000 SHARES

                                     [LOGO]

                             HOSPITALITY WORLDWIDE
                                 SERVICES, INC.

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                             ---------------------

                           Jefferies & Company, Inc.

                               SEPTEMBER 18, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------